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                                                                    EXHIBIT 2.01



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 ILLUMINA, INC.,
                             a Delaware corporation

                        SEMAPHORE ACQUISITION SUB, INC.,
                             a Delaware corporation

                               CYVERA CORPORATION,
                             a Delaware corporation

                                       AND

               THE STOCKHOLDER REPRESENTATIVE (AS DEFINED HEREIN)

                          DATED AS OF FEBRUARY 22, 2005

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                                TABLE OF CONTENTS

TABLE OF CONTENTS

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ARTICLE I. THE MERGER....................................................................................        1

         1.1.     The Merger.............................................................................        1

         1.2.     Closing; Effective Time................................................................        1

         1.3.     Effects of the Merger..................................................................        2

         1.4.     Certificate of Incorporation; Bylaws...................................................        2

         1.5.     Directors and Officers of the Surviving Corporation....................................        2

ARTICLE II. CONVERSION OF SHARES.........................................................................        2

         2.1.     Conversion of Stock....................................................................        2

         2.2.     Aggregate Merger Consideration Value...................................................        4

         2.3.     Escrow.................................................................................        4

         2.4.     Exchange of Company Stock Certificates.................................................        5

         2.5.     Fractional Shares......................................................................        6

         2.6.     Company Stock Options..................................................................        6

         2.7.     Withholding Rights.....................................................................        7

         2.8.     Tax Consequences.......................................................................        7

         2.9.     Dissenting Shares......................................................................        8

         2.10.    Restricted Stock.......................................................................        8

         2.11.    Certain defined terms..................................................................        9

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................        9

         3.1.     Organization, Etc. ....................................................................        9

         3.2.     Authority Relative to this Agreement...................................................       10

         3.3.     No Violations, Etc. ...................................................................       10

         3.4.     Board Approval.........................................................................       11

         3.5.     Capitalization.........................................................................       11

         3.6.     Financial Statements...................................................................       12

         3.7.     Absence of Undisclosed Liabilities.....................................................       13

         3.8.     Absence of Changes or Events...........................................................       13
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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         3.9.     No Subsidiaries........................................................................       14

         3.10.    Litigation.............................................................................       14

         3.11.    Insurance..............................................................................       14

         3.12.    Contracts and Commitments..............................................................       15

         3.13.    Labor Matters; Employment and Labor Contracts..........................................       16

         3.14.    Compliance with Laws...................................................................       17

         3.15.    Government Contracts...................................................................       17

         3.16.    Intellectual Property Rights...........................................................       18

         3.17.    Accounts Receivable....................................................................       20

         3.18.    Order Backlog..........................................................................       20

         3.19.    Product and Service Warranties.........................................................       20

         3.20.    Taxes..................................................................................       20

         3.21.    Employee Benefit Plans; ERISA..........................................................       23

         3.22.    Environmental Matters..................................................................       25

         3.23.    Customers..............................................................................       26

         3.24.    Finders or Brokers.....................................................................       26

         3.25.    Title to Property......................................................................       26

         3.26.    Transactions with Affiliates...........................................................       26

         3.27.    Books and Records......................................................................       27

         3.28.    Third Party Consents...................................................................       27

         3.29.    Disclosure.............................................................................       27

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................................       27

         4.1.     Organization, Etc. ....................................................................       27

         4.2.     Authority Relative to this Agreement...................................................       28

         4.3.     No Violations, Etc. ...................................................................       28

         4.4.     Capitalization.........................................................................       29

         4.5.     SEC Documents..........................................................................       29

         4.6.     Disclosure.............................................................................       30

ARTICLE V. COVENANTS.....................................................................................       30

         5.1.     Conduct of Business During Interim Period..............................................       30
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                                TABLE OF CONTENTS
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         5.2.     No Solicitation........................................................................       32

         5.3.     Access to Information..................................................................       34

         5.4.     Company Recapitalization...............................................................       34

         5.5.     Preparation of Information Statement; Stockholder Approval.............................       34

         5.6.     Stockholder Acknowledgments and Agreements.............................................       35

         5.7.     Commercially Reasonable Efforts........................................................       35

         5.8.     Public Announcements...................................................................       35

         5.9.     Notification of Certain Matters........................................................       35

         5.10.    Confidentiality........................................................................       36

         5.11.    Certain Employee Benefit Matters.......................................................       36

         5.12.    Fees and Expenses......................................................................       36

         5.13.    Employee Benefit Plans and Arrangements................................................       36

         5.14.    Necessary Consents.....................................................................       37

         5.15.    Financial Statements...................................................................       37

         5.16.    Repayment of Indebtedness..............................................................       37

         5.17.    Management Bonus and Recapitalization Payments, etc. ..................................       37

         5.18.    Tax Status of Merger...................................................................       37

         5.19.    Termination of Agreements..............................................................       37

         5.20.    Environmental Compliance...............................................................       38

ARTICLE VI. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY..................................................       38

         6.1.     Stockholder Approval...................................................................       38

         6.2.     Statute or Action......................................................................       38

ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF PARENT, MERGER SUB AND THE COMPANY.........................       38

         7.1.     Additional Conditions to the Obligations of the Company................................       38

         7.2.     Additional Conditions to the Obligations of Parent and Merger Sub......................       39

ARTICLE VIII. TERMINATION................................................................................       41

         8.1.     Termination............................................................................       41

         8.2.     Notice of Termination; Effect of Termination...........................................       42

         8.3.     Termination Fees and Expenses..........................................................       42

         8.4.     Company Acknowledgment.................................................................       43
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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ARTICLE IX. INDEMNIFICATION..............................................................................       43

         9.1.     Indemnification........................................................................       43

         9.2.     Claims.................................................................................       43

         9.3.     Limitations on Indemnification.........................................................       45

         9.4.     Escrow Set-off.........................................................................       45

         9.5.     Right to Indemnification not Affected by Knowledge.....................................       45

         9.6.     Appointment of Stockholder Representative..............................................       46

         9.7.     Liability and Authority of Stockholder Representative; Successors and Assigns..........       47

ARTICLE X. REGISTRATION RIGHTS...........................................................................       48

         10.1.    Registration of Shares.................................................................       48

         10.2.    Obligations of Parent..................................................................       48

         10.3.    Expenses...............................................................................       49

         10.4.    Indemnification........................................................................       49

ARTICLE XI. MISCELLANEOUS................................................................................       52

         11.1.    Amendment and Modification.............................................................       52

         11.2.    Waiver of Compliance; Consents.........................................................       52

         11.3.    Survival...............................................................................       52

         11.4.    Notices................................................................................       52

         11.5.    Assignment; Successors and Assigns; Third Party Beneficiaries..........................       54

         11.6.    Governing Law..........................................................................       54

         11.7.    Consent to Jurisdiction; Venue.........................................................       54

         11.8.    Attorneys' Fees........................................................................       55

         11.9.    Counterpart............................................................................       55

         11.10.   Severability...........................................................................       55

         11.11.   Interpretation.........................................................................       55

         11.12.   Entire Agreement.......................................................................       55

         11.13.   Definition of "law"....................................................................       55

         11.14.   Rules of Construction..................................................................       55
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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of February 22, 2005, by and among Illumina, Inc., a Delaware corporation ("PARENT"), Semaphore Acquisition Sub, Inc., a Delaware corporation ("MERGER SUB"), and CyVera Corporation, a Delaware corporation (the "COMPANY"), with respect to the following facts:

                                    RECITALS

      A. The respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective stockholders.

      B. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is hereby adopted by the parties as a plan of reorganization for purposes of Section 368 of the Code.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), (i) Merger Sub shall merge with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation and shall survive under the name "CyVera Corporation." The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2. CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at 10:00 a.m., California time, on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles VI and VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Heller Ehrman White & McAuliffe LLP, 4350 La Jolla Village Drive, 7th Floor, San Diego, California, unless another date or place is agreed to in writing by the parties hereto. At the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger substantially in the form of Exhibit A attached hereto (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time


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as may be agreed in writing by the parties and specified in the Certificate of
Merger, being the "EFFECTIVE TIME").

      1.3. EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4. CERTIFICATE OF INCORPORATION; BYLAWS.

            (a) The Certificate of Incorporation of the Company shall be amended in the Merger to read in its entirety as set forth in Exhibit H hereto, and as amended shall be the Certificate of Incorporation of the Surviving Corporation.

            (b) From and after the Effective Time, the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

      1.5. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified.

                                  ARTICLE II.

                              CONVERSION OF SHARES

      2.1. CONVERSION OF STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Outstanding Company Shares (as defined in Section 2.1(c)) or the holder of any outstanding shares of capital stock of Merger Sub:

            (a) Subject to Section 2.1(f), each issued and outstanding share of Company Preferred Stock (as defined in Section 3.5) (other than Dissenting Shares (as defined in Section 2.9) and shares to be cancelled in accordance with
Section 2.1(d)) shall be converted into the right to receive (i) that number of shares of voting common stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK"), equal to the quotient obtained by dividing $0.50 (the "LIQUIDATION PREFERENCE") by the Parent Closing Price (as defined in Section 2.1(e)) plus (ii) the Common Stock Merger Consideration (as defined in Section 2.1(b)) for each share of Company Common Stock issuable upon conversion of the share of Company Preferred Stock plus (iii) when and if any shares of Parent Common Stock are released from the Escrow Fund pursuant to the terms of the Escrow Agreement (as such terms are hereinafter defined in Section 2.3), the Common Stock Escrow Merger Consideration (as defined in Section 2.1(b)) for each share of Company Common Stock issuable upon conversion of the share of Company Preferred Stock (collectively, the "PREFERRED STOCK MERGER CONSIDERATION").

            (b) Subject to Section 2.1(f), each issued and outstanding share of Company Common Stock (as defined in Section 3.5) (other than Dissenting Shares and shares to be cancelled in accordance with Section 2.1(d)) shall be converted into the right to receive (i) that

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number of shares (the "COMMON STOCK MERGER CONSIDERATION") of Parent Common
Stock equal to the quotient obtained by dividing (x) (A) the "Aggregate Merger Consideration Value" (as defined in Section 2.2 below) divided by (B) the Parent Closing Price, by (y) the total number of outstanding shares of Company Common Stock on a fully diluted basis (and by way of clarification, fully converted and exchanged) immediately prior to the Effective Time (the "COMMON STOCK EXCHANGE RATIO") plus (ii) when and if any shares of Parent Common Stock are released from the Escrow Fund pursuant to the terms of the Escrow Agreement (as such terms are hereinafter defined in Section 2.3), that number of shares of Parent Common Stock equal to the quotient obtained by dividing the number of shares so released by the total number of outstanding shares of Company Common Stock, on an as-converted to Common Stock basis (and, by way of clarification, excluding outstanding and unexercised stock options and warrants), immediately prior to the Effective Time (the "COMMON STOCK ESCROW MERGER CONSIDERATION"). The Preferred Stock Merger Consideration, Common Stock Merger Consideration and the Common Stock Escrow Merger Consideration are collectively referred to as the "MERGER CONSIDERATION."

            (c) As of the Effective Time, subject to Section 2.9, each outstanding share of Company Preferred Stock and each outstanding share of Company Common Stock (collectively referred to as the "OUTSTANDING COMPANY SHARES") shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any Outstanding Company Shares (each, a "COMPANY CERTIFICATE"), shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect thereof pursuant to the terms hereof upon surrender of such Company Certificate in accordance with Section 2.4 and release from the Escrow Fund, as the case may be.

            (d) Each Outstanding Company Share that is owned at the Effective Time by the Company, Parent, Merger Sub or any Subsidiary (as defined in Section 2.11) thereof, shall automatically be cancelled and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

            (e) The "PARENT CLOSING PRICE" shall mean the average closing price of Parent Common Stock quoted on the Nasdaq National Market ("NASDAQ") for the ten (10) consecutive trading days preceding the Closing Date; provided, however, that if such price is (i) less than $9.1809, the Parent Closing Price shall be $9.1809 or (ii) more than $11.2211, the Parent Closing Price shall be $11.2211.

            (f) Notwithstanding anything to the contrary in this Section 2.1, if between the date of this Agreement and the Effective Time the outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction (other than the Recapitalization, as defined in Section 5.4), the consideration payable pursuant to the terms hereof shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

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            (g) Each share of common stock, $0.0001 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, $0.0001 par value, of the Surviving Corporation.

            (h) At the Effective Time, to the extent any Outstanding Company Shares are subject to restrictions on transfer, vesting, or otherwise, the Parent Common Stock issued in exchange therefor in the Merger shall be subject to the same restrictions.

      2.2. AGGREGATE MERGER CONSIDERATION VALUE. For purposes of this Agreement, the "Aggregate Merger Consideration Value" shall mean $14,960,000 plus the Escrow Adjustment (as defined in Section 2.3), minus each of the following:

            (a) The dollar value of (x) any bonuses or retention amounts (or similar amounts) to be paid pursuant to the Company's management pursuant to a bonus plan adopted by the Compensation Committee of the Company Board on November 12, 2004, and by the Company Board on January 13, 2005 (the "MANAGEMENT BONUS PLAN") and (y) any severance payments paid or payable by the Company to any of its employees;

            (b) Any amounts borrowed by, or advanced to, the Company in connection with any loans made to the Company under the Loan and Security Agreement dated January 18, 2005, between Parent and the Company (the "LOAN AGREEMENT"), together with all interest and penalties thereon, if any, to the extent outstanding and not repaid by the Company prior to the Effective Time;

            (c) Any amount paid or payable to holders of Company Common Stock pursuant to the Recapitalization (as defined in Section 5.4);

            (d) Any fees and expenses incurred by the Company directly in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, fees relating to the Audit, as defined in Section 5.15) in excess of $150,000;

            (e) All costs, including all premiums and related expenses, in excess of $50,000, related to the continuation of the Company's existing director's and officer's liability insurance policy or policies beyond the Effective Time;

            (f) The aggregate value of the Liquidation Preference for all shares of Company Preferred Stock; and

            (g) An amount equal to the product of (x) (A) the Escrow Fund divided by (B) the total number of outstanding shares of Company Common Stock on a fully diluted basis (and, by way of clarification, fully converted and exchanged) immediately prior to the Effective Time, and (y) the aggregate number of shares of Company Common Stock subject to Company Options outstanding immediately prior to the Effective Time (the "OPTION ADJUSTMENT AMOUNT").

      2.3. ESCROW. At the Effective Time, that number of shares of Parent Common Stock equal to $2,540,000 minus the Escrow Adjustment, divided by the Parent Closing Price (the "ESCROW FUND"), shall be delivered to Comerica Bank (the "ESCROW AGENT") to be held for a period of one year from the Closing Date pursuant to the terms of that certain Escrow Agreement

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attached hereto as Exhibit B (the "ESCROW AGREEMENT"). The Escrow Fund shall be held by the Escrow Agent in accordance with the Escrow Agreement to satisfy any claims for indemnification made by Parent or the Surviving Corporation pursuant to Article IX hereof. The size of the Escrow Fund shall be calculated pursuant to the terms hereof and shall be set forth in Schedule 2.3 at Closings.

      For purposes hereof, "ESCROW ADJUSTMENT" shall mean the dollar amount resulting from the following formula:

                               $333,750((A-70)/30)

      where "A" is the percentage (expressed as a number) of all outstanding shares of Company Common Stock held by persons who have signed a Release.

      2.4. EXCHANGE OF COMPANY STOCK CERTIFICATES.

            (a) Promptly after the Effective Time, Parent shall cause to be mailed to each holder of Outstanding Company Shares immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to Parent) along with the Stockholder Acknowledgments and Agreements (as defined in Section 5.6) and instructions for surrender of the Company Certificates. Upon surrender to Parent of a Company Certificate(s), the holder thereof shall be entitled to receive in exchange therefor the consideration payable in respect thereof provided for in this Agreement, at the times provided for herein. Holders that have not already done so shall return to Parent along with such Company Certificate(s) fully executed Stockholder Acknowledgments and Agreements as required hereunder. No Merger Consideration will be issued to a Person (as defined in Section 2.11) who is not the registered owner of a surrendered Company Certificate, unless (i) the Company Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, from and after the Effective Time, each Company Certificate shall be deemed to represent, for all purposes, only the right to receive the consideration payable in respect of the Outstanding Company Shares formerly represented thereby as determined in accordance with Section 2.1, payable at the times provided for therein and without interest.

            (b) Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation shall be liable to any holder of Outstanding Company Shares for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (c) In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue and pay in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, at the times provided therein, the consideration payable in respect thereof in accordance with Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance

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thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such amount as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

      2.5. FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividends or other distributions of Parent shall relate to fractional shares that would otherwise be issuable pursuant to the terms hereof, and such fractional shares that would otherwise be issuable shall not entitle the owner thereof to voting or any other rights as a stockholder of Parent. Instead, each holder of Outstanding Company Shares who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder in connection with the Merger) shall receive from Parent an amount of cash (rounded down to the nearest whole cent) equal to the product obtained by multiplying (i) the fractional share that would otherwise be issuable by (ii) the Parent Closing Price.

      2.6. COMPANY STOCK OPTIONS.

            (a) At the Effective Time, each outstanding Company Option (as defined in Section 3.5(b)) granted under the Company's 2003 Employee, Director and Consultant Stock Plan, as amended (the "COMPANY STOCK PLAN"), whether vested or unvested, held by an employee of the Company immediately prior to the Effective Time shall be assumed by Parent. Any and all Outstanding Company Options not held by an employee of the Company immediately prior to the Effective Time, and any options, warrants and other securities convertible into or exchangeable for shares of Company Common Stock immediately prior to the Effective Time shall be cancelled and/or terminated without any consideration being payable in respect thereof and shall no longer be outstanding at the Effective Time. Each Company Option assumed by Parent under this Agreement (an "ADJUSTED OPTION") shall continue to have, and be subject to, the same terms and conditions (including, without limitation, all vesting requirements and restrictions or limitations on transfer) as are in effect immediately prior to the Effective Time, except that, (A) such option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below) and rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. The Company shall take all steps, including the adoption of any necessary resolutions and the effectuation of any necessary amendments to the Company Stock Plan, as are necessary to implement the provisions of this Section 2.6. The aggregate number of shares of Parent Common Stock purchasable upon exercise of the Adjusted Options is referred to herein as the "OPTION SHARES."

      For purposes of this Section 2.6, "OPTION EXCHANGE RATIO" shall mean the quotient obtained by dividing (x) (A) the Aggregate Merger Consideration Value plus the Escrow Fund plus the Option Adjustment Amount divided by (B) the Parent Closing Price, by (y) the total

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number of outstanding shares of Company Common Stock on a fully diluted basis
(and by way of clarification, fully converted and exchanged) immediately prior to the Effective Time.

            (b) Within forty-five (45) days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering the Option Shares. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options remain outstanding.

            (c) As soon as practicable after the Effective Time, Parent shall deliver to all employees of the Company that held any outstanding Company Options immediately prior to the Effective Time (the "OPTIONEES") appropriate notices setting forth such Optionees' rights pursuant to the Adjusted Options and stating that such Company Options have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger).

      2.7. WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Outstanding Company Shares pursuant to Section 2.1 such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any state or local tax law. If any withholding obligation may be avoided by such holder providing information to Parent, Parent shall request such information before withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld from the type of consideration from which withholding is required an appropriate amount otherwise payable pursuant to this Agreement to any holder of Outstanding Company Shares in order to provide for such withholding obligation.

      2.8. TAX CONSEQUENCES. For United States income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be a "PLAN OF REORGANIZATION." Except as contemplated by this Agreement, none of the parties will knowingly take any action before or after the Effective Time that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Company hereby acknowledges and agrees that Parent and Merger Sub have not given any tax advice in connection with the Merger or otherwise. The Company further acknowledges and agrees that it has had an opportunity to consult with its tax advisor as to the tax consequences arising from or related to the Merger and all other transactions contemplated herein.

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      2.9. DISSENTING SHARES.

            (a) Notwithstanding anything to the contrary in this Agreement, Outstanding Company Shares held by any holder who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES") shall not be converted into or represent the right to receive any Merger Consideration, but the holder of the Dissenting Shares shall be entitled only to such rights as are granted by applicable law.

            (b) Notwithstanding the provisions of Section 2.9(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under applicable law, then, as of the later of the Effective Time or the occurrence of such event, each of such holder's Outstanding Company Shares shall automatically be converted into and represent only the right to receive the consideration payable in respect thereof, as provided in this Agreement, upon surrender of the applicable Company Certificates or release from the Escrow Fund, as the case may be, without interest.

            (c) The Company shall give the notice specified in Section 262(d) of the DGCL to all stockholders of the Company in accordance with the requirements of such Section.

            (d) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      2.10. RESTRICTED STOCK. The Merger and the other transactions contemplated hereby shall qualify as a private placement under Rule 506 of Regulation D under the Securities Act of 1933 (the "SECURITIES ACT") and the shares of Parent Common Stock issued in connection with the Merger shall constitute "restricted securities" under the Securities Act. Parent shall have no obligation to register such shares under the Securities Act except as set forth in Article X. The shares of Parent Common Stock issued in connection with the Merger may not be offered, sold, assigned, pledged or otherwise transferred, except following registration of such shares under the Securities Act or in reliance on an exemption from registration under the Securities Act. The certificates representing the Parent Common Stock shall bear the following restrictive legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO PARENT IS OBTAINED AND DELIVERED BY THE HOLDER OF THIS CERTIFICATE STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, OR

      TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

      2.11. CERTAIN DEFINED TERMS. The following capitalized terms used in this Agreement shall have the following meanings:

            (a) "AFFILIATE" of, or "AFFILIATED" with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

            (b) "EXCESSIVE APPRAISAL COSTS" means any and all amounts paid by Parent, Merger Sub or any of their respective Affiliates or Subsidiaries with respect to Dissenting Shares which are in excess (on a per shares basis) of the Merger Consideration that would otherwise be payable in respect thereof pursuant to this Agreement, based on the Parent Closing Price.

            (c) "PERSON" shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

            (d) "SUBSIDIARY" when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company makes to Parent and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof and delivered by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE STATEMENT"). The Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any schedule of the Company Disclosure Statement shall qualify only the corresponding Section of this Article III. "COMPANY'S KNOWLEDGE" or similar expressions shall mean the actual knowledge of all directors and executive officers of the Company, or such actual knowledge as would exist after due inquiry.

      3.1. ORGANIZATION, ETC.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary.

            (b) The Company is not in violation of any provision of its Certificate of Incorporation, bylaws or any other charter or governing documents. Schedule 3.1(b) of the Company Disclosure Statement sets forth (i) each jurisdiction in which the Company is qualified to do business as a foreign corporation, and (ii) the names of the current directors and officers of the Company. The Company has made available to Parent or its counsel accurate and complete copies of its Certificate of Incorporation, bylaws and any other charter documents, as currently in effect, and all such documents (including amendments, restatements and corrections thereof) comply in all respects with the DGCL and are enforceable in accordance with their respective terms. All factual statements set forth in, certified by, or implied by the Certificate of the General Counsel of CiDRA Corporation dated February 16, 2005, a copy of which was delivered to Parent, were, as of the time of the delivery of such certificate, true and accurate in all respects.

            (c) The Company solicited the consent of each stockholder of the Company in connection with each action of the stockholders of the Company taken by written consent, or in connection therewith provided the notice required by
Section 228(e) of the DGCL.

      3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval and adoption of this Agreement by a majority in voting power of the Outstanding Company Shares, which is the only vote of Company stockholders required under the DGCL and the Company's Certificate of Incorporation (the "STOCKHOLDER APPROVAL"), consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by the unanimous vote of the board of directors of the Company (the "COMPANY BOARD") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby other than the Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes, and each of the other documents, agreements or instruments to be delivered hereunder by the Company when executed and delivered by the Company will be duly and validly executed and delivered by the Company and will constitute, assuming due authorization, execution and delivery by Parent and Merger Sub, a valid and binding agreement of the Company, and subject to the Stockholder Approval, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      3.3. NO VIOLATIONS, ETC. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, governmental division or department, tribunal, quasi-governmental authority or other governmental or regulatory body, authority or instrumentality ("GOVERNMENT ENTITY") is necessary on the part of the Company for the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as required by the DGCL and (ii) compliance with the applicable requirements of the Securities

Act, state securities or "Blue Sky" laws and state takeover laws. Neither the execution and delivery of this Agreement nor consummation of the Merger and the other transactions contemplated hereby and thereby nor compliance by the Company with all of the provisions hereof and thereof, subject to obtaining Stockholder Approval (i) conflict with or result in any violation of any provision of the Certificate of Incorporation, bylaws or other charter document of the Company,
(ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or by which any of its properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase by any other person under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound. Schedule 3.3 of the Company Disclosure Statement lists all consents, waivers, notifications, disclosures and approvals required to be obtained or made in connection with the consummation of the transactions contemplated hereby under any of the Company's notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations. The Company, together with any "ultimate parent entity" (as such term is defined in regulations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), at 16 C.F.R. 801.1(a)(3)) does not meet the size of person test set forth in the HSR Act at 15 U.S.C. 18a(a).

      3.4. BOARD APPROVAL. The Company Board has, at a meeting duly held on February 18, 2005, (i) determined that this Agreement and the Merger, and the transactions contemplated in connection therewith, are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement, (iii) recommended approval and adoption of this Agreement to the stockholders of the Company, and (iv) authorized that the Company take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state anti-takeover statutes and regulations, including, but not limited to, any such statutes or regulations provided for pursuant to the DGCL.

      3.5. CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 10,100,000 shares of common stock, par value $0.001 per share (the "COMPANY COMMON STOCK") and 10,000,000 shares of preferred stock, par value $0.001 per share (the "COMPANY PREFERRED STOCK"), of which 5,000,000 shares are designated Series A Preferred Stock and 5,000,000 shares are designated Series A-1 Preferred Stock. As of February 22, 2005, (i) 4,009,000 shares of Company Common Stock were issued and outstanding, (ii) 5,000,000 shares of Series A Preferred Stock were issued and outstanding, (iii) no shares of Series A-1 Preferred Stock were issued and outstanding and (iv) 469,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options granted pursuant to the Company Stock Plan. All of the outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares which may be issued pursuant to the exercise of outstanding Company Options or otherwise will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the

Company Preferred Stock are as set forth in the Certificate of Incorporation of the Company. Set forth on Schedule 3.5(a) of the Company Disclosure Statement is a complete listing of the holders of all Outstanding Company Shares and, to the Company's Knowledge, each such holder has full voting power with respect to all shares set forth opposite his/her respective name.

            (b) Except as set forth in Schedule 3.5(b) of the Company Disclosure Statement, there are no other equity securities of any class of the Company. Except for the options to purchase Company Common Stock granted by the Company under the Company Stock Plan (the "COMPANY OPTIONS"), there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of the Company, or obligating the Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. There are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company to which the Company is a party or of which the Company has Knowledge.

            (c) True and complete copies of the Company Stock Plan and of the forms of all agreements and instruments relating to or issued under the Company Stock Plan, have been provided to, or made available to, Parent or its counsel. Such agreements, instruments, and forms have not been amended, modified or supplemented except as provided or made available to Parent or its counsel, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

            (d) Schedule 3.5(d) of the Company Disclosure Statement sets forth the following information, as of February 22, 2005, with respect to each Company
Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Company Option was granted in accordance with the terms of the Company Stock Plan. Each holder of a Company Option has executed a stock option agreement in the form provided to counsel for Parent. Except as set forth in
Schedule 3.5(d) of the Company Disclosure Statement, no Company Options are "incentive stock options" within the meaning of Section 422 of the Code. The terms of the Company Stock Plan do not prohibit the assumption of the Options as provided in Section 2.6. Consummation of the Merger will not accelerate vesting of any Company Option.

      3.6. FINANCIAL STATEMENTS. The Company has provided to Parent or its counsel copies of: the unaudited balance sheets of the Company as of December 31, 2004 (the "COMPANY BALANCE SHEET"), and the related unaudited income statements and statements of cash flows for year ended December 31, 2004 (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company was not in existence prior to October 2003. The Company Financial Statements (a) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved and (b) fairly present in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with GAAP (subject to normal year-end accruals and adjustments).

      3.7. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Schedule
3.7 of the Company Disclosure Statement, the Company does not have any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Company Balance Sheet and the related notes thereto,
(ii) normal or recurring liabilities incurred since December 31, 2004 (the "BALANCE SHEET DATE") in the ordinary course of business consistent with past practice and not in excess of $10,000 individually or in the aggregate, and
(iii) liabilities under this Agreement and any related document.

      3.8. ABSENCE OF CHANGES OR EVENTS. Except as contemplated by this Agreement and except as set forth in Schedule 3.8 of the Company Disclosure Statement, since the Balance Sheet Date, the Company has not, directly or indirectly:

            (a) formed any Subsidiary;

            (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company other than pursuant to and in accordance with the Company Stock Plan, or as otherwise set forth on Schedule 3.5(b) or Schedule 3.5(d) of the Company Disclosure Statement;

            (c) (i) created or incurred any indebtedness for borrowed money exceeding $10,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $10,000 in the aggregate (except in the ordinary course of business consistent with past practice), or (iii) entered into any oral or written material agreement or any commitment or transaction or incurred any liabilities material to the Company taken as a whole, or involving in excess of $10,000;

            (d) instituted any change in accounting methods, principles or practices other than as required by GAAP and disclosed in the notes to the Company Financial Statements;

            (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Company Balance Sheet;

            (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $10,000;

            (g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business consistent with past practice, non-officer employees; (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person;
(iv) adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Company Options;

            (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties, (including intangibles, real, personal or mixed), except in the ordinary course of business consistent with past practice;

            (i) amended its Certificate of Incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (j) made any capital expenditures exceeding $10,000 in the aggregate;

            (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including, without limitation, accounts payable) in the ordinary course of business consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including, without limitation, accounts receivable) other than their collection in the ordinary course of business consistent with past practice;

            (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills; or

            (m) agreed or committed to do any of the things described in the preceding clauses (a) through (l).

      3.9. NO SUBSIDIARIES. The Company has no Subsidiaries, does not directly or indirectly own any equity interest in any Person, has no rights or contractual obligations to acquire any such interest and is not a party to any partnership or joint venture.

      3.10. LITIGATION.

            (a) There is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("ACTION") pending or, to the Company's Knowledge, threatened against the Company, or any of its officers and directors (in their capacities as such), or involving any of their assets, before any Government Entity. There is no Action pending or, to the Company's Knowledge, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

            (b) There is no outstanding judgment, order, writ, injunction or decree of any Government Entity in a proceeding to which the Company, or any of its assets is or was a party or by which the Company, or any of its assets is bound.

      3.11. INSURANCE. Schedule 3.11 of the Company Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of the Company, the premiums and coverages of such policies, and all claims made against any such policies since the Company's inception. All such policies are in effect, and true and complete copies of all such policies have been made available to Parent or its counsel. The Company has not received notice of the cancellation or threat of cancellation of any of such policy.

      3.12. CONTRACTS AND COMMITMENTS.

            (a) Other than as set forth in Schedule 3.12 of the Company Disclosure Statement, the Company is not a party to or bound by any written contract, obligation or commitment or, to the Company's Knowledge, any oral contract, obligation or commitment, of any type in any of the following categories which is currently in effect:

                  (i) agreements or arrangements that contain severance pay, understandings with respect to expatriate benefits, or post-employment liabilities or obligations of such company;

                  (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (iii) agreements, contracts or commitments relating to the disposition or acquisition of assets other than in the ordinary course of business consistent with past practice, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (iv) agreements, contracts or commitments (A) relating to the acquisition, transfer, development, sharing, license (to or by the Company), or use of any Company IP Right, as defined in Section 3.16 (except for any contract pursuant to which any Company IP Right is licensed to the Company under any third party software license generally available to the public), or (B) with respect to the manufacturing, distribution or marketing of any products of the Company;

                  (v) agreements, contracts or commitments for the purchase of materials, supplies or equipment: (A) that provide for purchase prices the Company reasonably believes are substantially greater than those presently prevailing for such materials, supplies or equipment, (B) that are with sole or single source suppliers, or (C) from any Affiliate of the Company for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment;

                  (vi) guarantees or other agreements, contracts or commitments under which the Company is absolutely or contingently liable for (A) the performance of any other person, firm or corporation, or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

                  (vii) powers of attorney authorizing the incurrence of a material obligation on the part of the Company;

                  (viii) agreements, contracts or commitments which limit or restrict (A) where the Company may conduct business, (B) the type or lines of business (current or future) in which the Company may engage, or (C) any acquisition of assets or stock (tangible or intangible) by the Company;

                  (ix) agreements, contracts or commitments containing any agreement with respect to a change of control of the Company;

                  (x) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit, other than pursuant to the Loan Agreement;

                  (xi) agreements, contracts or commitments for the provision of indemnification benefits to any Person;

                  (xii) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; or

                  (xiii) any joint marketing or joint development agreement, or any license or distribution agreement relating to any product of the Company (other than standard customer, distributor and reseller license agreements entered into by the Company in the ordinary course of business consistent with past practice).

            (b) Neither the Company, nor to the Company's Knowledge, any other party thereto has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, nor to the Company's Knowledge does there exist any condition under which, with the passage of time or the giving of notice or both, is reasonably expected to cause such a breach, violation or default under, any material agreement, contract or commitment to which the Company is a party or, to the Company's Knowledge, by which the Company or any of its properties or assets may be bound (any such agreement, contract or commitment, a "COMPANY CONTRACT"). All of the Company Contracts are listed on Schedule 3.12 of the Company Disclosure Statement.

            (c) Each Company Contract is a valid, binding and enforceable obligation of the Company that is a party thereto and to the Company's Knowledge, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

            (d) An accurate and complete copy of each Company Contract has been provided or made available to Parent or its counsel.

      3.13. LABOR MATTERS; EMPLOYMENT AND LABOR CONTRACTS.

            (a) The Company is not a party to any union contract or other collective bargaining agreement, nor to the Company's Knowledge, are there any activities or proceedings of any labor union to organize any the Company's employees. The Company is in material compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment and (iii) occupational health and safety requirements.

            (b) There is no labor strike, slowdown or stoppage pending (or to the Company's Knowledge any labor strike or stoppage threatened) against the Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company who are not currently organized. The Company has no obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the Company's Knowledge, threatened, between the Company and any of its employees.

            (c) Except as set forth in Schedule 3.13(c) of the Company Disclosure Statement, the Company is not a party to or bound by any employment agreements or arrangements that are not terminable at will by the Company.

            (d) To the Company's Knowledge, no current or former employee has alleged, notified the Company in writing or any other form, complained of, or made a claim or brought any legal or administrative proceeding alleging any improper employment acts or discriminatory conduct by the Company or its agents.

            (e) Set forth in Schedule 3.13 of the Company Disclosure Statement is a complete list of all agreements between the Company and any of its officers, directors, employees, agents or consultants.

      3.14. COMPLIANCE WITH LAWS.

            (a) The Company has not materially violated or failed to comply with, any law of any Government Entity. The Company has all permits, licenses and franchises from Government Entities required to conduct its business as now being conducted and as proposed to be conducted.

            (b) All returns and information made or given by the Company to any governmental authority in any country regarding the importation, exportation or re-exportation of products, services, or technology has been correct, and the Company (i) has at all times been in material compliance with the regulations of all U.S. government departments and agencies, including, without limitation, the U.S. Customs Service, the U.S. Department of Commerce, the U.S. Department of the Treasury and the U.S. Department of State, (ii) has obtained all necessary permits required by any foreign government department or agency or any U.S. government department or agency, relating to the importation of any product into the U.S. from any foreign country or exportation or re-exportation of any product from the U.S. or any foreign entity to any foreign country, (iii) has maintained all documents and records as required by any U.S. government department or agency, including all documents relevant to those imports and exports, (iv) is not, and has not been, the subject of any audit, assessment, review, investigation or inquiry by any governmental, judicial, administrative or regulatory body or agency in any country regarding the importation, exportation or re-exportation of products, services, or technology, and (v) has never been convicted of, or indicted for, a violation of any law, regulation or order of any governmental, judicial, administrative or regulatory body or agency in any country relating to the importation, exportation or re-exportation of products, services, or technology.

      3.15. GOVERNMENT CONTRACTS. Except as set forth in Schedule 3.15 of the Company Disclosure Statement, the Company currently is not and has never been a party to a Government

Contract and has never tendered a bid for a Government Contract. For purposes of this Section, "GOVERNMENT CONTRACT" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Government Entity or any prime contractor or higher-tier subcontractor, or under which any Government Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

      3.16. INTELLECTUAL PROPERTY RIGHTS. For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all patents, copyrights, trade secrets, know-how, mask works, trademarks, trade dress and service marks, and all other industrial or intellectual property rights recognized in any jurisdiction and applications or registrations in any of the foregoing.

            (a) Except as set forth in Schedule 3.16(a) of the Company Disclosure Statement, the Company owns or has the right to use all Intellectual Property necessary to conduct its business as now conducted and as proposed to be conducted (such Intellectual Property and the rights thereto are collectively referred to herein as the "COMPANY IP RIGHTS"). To the Company's Knowledge, all Company IP Rights represent valid, enforceable and unexpired rights.

            (b) Schedule 3.16(b) of the Company Disclosure Statement sets forth, with respect to all Company IP Rights owned by or licensed to the Company and registered with any Government Entity or for which an application for registration has been filed with any Government Entity, (i) a brief description of such Company IP Rights, and (ii) the names of the jurisdictions covered by the applicable issuance, registration or application. Schedule 3.16(b) of the Company Disclosure Statement identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Company IP Right that is licensed or otherwise made available to the Company by any Person (except for any Company IP Right that is licensed to the Company under any third party software license generally available to the public), and identifies the agreement under which such Company IP Right is being licensed or otherwise made available to the Company. The Company has good, valid and marketable title to all of the Company IP Rights (except for Intellectual Property comprising Company IP Rights that are merely licensed to the Company), free and clear of all encumbrances, except (i) as set forth in Schedule 3.16(b) of the Company Disclosure Statement and (ii) for any lien for current taxes not yet due and payable. The Company has a valid right to use and otherwise exploit all Company IP Rights in the manner necessary for its business as currently conducted and currently planned to be conducted and, as to Intellectual Property comprising Company IP Rights that are merely licensed to the Company, the Company has a valid license. The Company has not developed jointly, nor does it jointly own or have joint rights with any other Person relating to, any Company IP Rights that are material to the business of the Company.

            (c) The Company has taken commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Company IP Rights (except Company IP Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company IP Rights.

            (d) To the Company's Knowledge, it is not misappropriating or making any unlawful use of, and the Company has not at any time misappropriated or made any unlawful use, of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any valid, enforceable and unexpired Intellectual Property rights owned or used by any other Person. To the Company's Knowledge, no Person is misappropriating, infringing or making unlawful use of any of the Company IP Rights. To the Company's Knowledge, the Company has not inadvertently lost trade secret status for any information material to the Company or the confidential information of third parties.

            (e) The Company has not licensed (in writing, orally, or otherwise) any of the Company IP Rights to any Person, nor does any Person have an option to license any Company IP Rights owned by the Company. The Company has not granted to any Person any other right of use or exploitation (in writing, orally, or otherwise) regarding the Company IP Rights.

            (f) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Rights, and will not (i) cause the modification of any terms of any licenses or agreements relating to any Company IP Rights, (ii) cause the forfeiture or termination of any Company IP Rights, (iii) give rise to a right of forfeiture or termination of any Company IP Rights or (iv) impair the right of the Company and the Surviving Corporation to use, sell or license any Company IP Rights or portion thereof.

            (g) Except as set forth in Schedule 3.16(g) of the Company Disclosure Statement, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company: (i) violates any license or agreement between the Company and any third party or (ii) to the Company's Knowledge infringes any valid, enforceable and unexpired patents or any other Intellectual Property of any other party; and there is no pending or, to the Company's Knowledge threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof infringe the valid, enforceable and unexpired Intellectual Property of any third party.

            (h) The Company has provided or made available to Parent a true and complete copy of its standard form of employee confidentiality agreement which assigns all employee inventions, know-how and discoveries to the Company and all employees have executed such an agreement. All consultants or third parties with access to proprietary information of the Company have executed non-disclosure agreements which assign inventions, know-how and discoveries made under consulting agreements to the Company, and which refer to or include the Company IP Rights.

            (i) To the Company's Knowledge, none of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any Government Entity, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of the Company or that would conflict with the business of the Company as presently conducted or proposed to be conducted. The Company has not entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of the Company, against any charge of infringement, misappropriation or misuse of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current and former officers, employees and consultants of the Company have signed valid and enforceable written confidentiality, non-disclosure and invention assignment agreements which, among other matters, include an assignment of any and all rights, title and interest and claims in any Intellectual Property that any such officer, employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other Intellectual Property that is used in the business of the Company, and the Company possesses signed copies of all such written assignments by such officers, employees and consultants.

      3.17. ACCOUNTS RECEIVABLE.

            (a) Except as set forth in the Company Balance Sheet, (i) each account receivable of the Company (the "ACCOUNTS RECEIVABLE") represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and the Company has performed all of its obligations to produce the goods or perform the services to which such Accounts Receivable relate, other than amounts recorded as deferred revenue, and (ii) to the Company's Knowledge, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

            (b) Schedule 3.17(b)(i) lists all customers representing 5% or more of the Company's consolidated revenues for the last two fiscal years and
Schedule 3.17(b)(ii) lists a complete and accurate aging list of all Accounts Receivable of the Company as of December 31, 2004, which list shall be updated and delivered to Parent on or before the Closing Date.

      3.18. ORDER BACKLOG. Schedule 3.18 of the Company Disclosure Statement contains a list of the aggregate orders for the products or services of the Company as of the Balance Sheet Date, and identifies each customer included in the backlog and the description of the products or services ordered and prices for each product or service by customer. No customer who has placed an order included in such backlog has refused, or, to the Company's Knowledge, intends to refuse, delivery of any ordered products or services in accordance with the terms of such orders.

      3.19. PRODUCT AND SERVICE WARRANTIES. The standard written forms of product and service warranties and guarantees utilized by the Company as of the date of this Agreement have been provided or made available to Parent or its counsel. During the period commencing two years prior to the date of this Agreement, the Company has not made any other written warranties (which remain in effect) with regard to products and/or services supplied by any such company.

      3.20. TAXES.

      (a) For the purposes of this Agreement, a "TAX" or, collectively, "TAXES," means (i) any and all United States federal, state and local, and any and all foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability imposed by applicable law for the payment of Taxes of another person, including as a result of being a successor to or transferee of any individual or entity or pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law.

            (b) The Company has filed all returns, estimates, information statements and reports relating to Taxes ("RETURNS") required to be filed by it prior to the date of this Agreement, and such Returns are true and correct and were completed in accordance with applicable law with respect to all material items. The Company has delivered to Parent correct and complete copies of all Federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.

            (c) The Company has (A) timely paid all Taxes due and payable by it as shown on the Returns and all Taxes payable without the necessity of a Return, and (B) timely paid all Taxes for which a written notice of assessment or collection has been received. The Company Balance Sheet reflects all liability for unpaid Taxes of the Company for periods (or portions of periods) through the date thereof and the Company does not have any liability for unpaid Taxes accruing after the date of the Company Financial Statement except for Taxes arising in the ordinary course of business.

            (d) Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or, to the Company's Knowledge, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by the Company except as described on Schedule 3.20(d) of the Company Disclosure Statement. No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by the Company and is currently in effect. The Company has not availed itself of any Tax amnesty, Tax holiday or similar relief in any jurisdiction. The Company has not been granted any extension of time for filing any Tax Return which has not been filed.

            (e) The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

            (f) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) except as a result of the Merger.

            (g) The Company has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (h) The Company is not and has never been a "United States real property holding corporation" within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

            (i) The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a "Tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder or which was or is a "Listed Transaction" or a "Reportable Transaction" as those terms are defined in the Code and the Treasury regulations thereunder.

            (j) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

            (k) The Company has withheld or collected and paid over to the appropriate Government Entity (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to its operations, including withholdings on payments to the Company for sales and use taxes or payments by the Company to employees or independent contractors on account of Federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

            (l) There are no liens for Taxes upon the assets of the Company (other than liens for property Taxes that are not yet due or delinquent).

            (m) There is no contract, agreement, plan or arrangement (including this Agreement) covering any employee or former employee of any Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code, or that give rise to any amounts subject to excise tax under Section 4999 of the Code. There is no obligation to pay any compensation subject to Section 409A pursuant to a deferred compensation plan that does not comply with the requirements of
Section 409A.

            (n) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

            (o) The Company is not and has not been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was the Company, and the Company does not have any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise. The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement.

            (p) The Company has no obligation, actual or contingent, under any agreement or arrangement with any other Person with respect to Taxes of such other Person, including any indemnity against any Tax in connection with any compensation amounts or any arrangements for the leasing of real or personal property.

            (q) The Company has made available to Parent true copies of all Returns that the Company has filed since its inception and true copies of all correspondence and other written submissions to or written communications with any Tax authorities.

            (r) The Company is not a party to any "long term contract" within the meaning of Section 460 of the Code.

      3.21. EMPLOYEE BENEFIT PLANS; ERISA.

            (a) Set forth on Schedule 3.21(a) of the Company Disclosure Statement are all "EMPLOYEE PENSION BENEFIT PLANS" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("PENSION PLANS"), "EMPLOYEE WELFARE BENEFIT PLANS" as defined in Section 3(1) of ERISA ("WELFARE PLANS"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by the Company or any ERISA Affiliate (as hereinafter defined) or to which the Company or any of ERISA Affiliate is obligated to make payments or otherwise may have any liability (collectively, the "EMPLOYEE BENEFIT PLANS") with respect to employees or former employees of the Company, or any ERISA Affiliate. For purposes of this Agreement, "ERISA AFFILIATE" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation the Company.

            (b) The Company, and each of the Pension Plans and Welfare Plans, are in compliance, in all material respects, with the applicable provisions of ERISA, the Code and other applicable laws.

            (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made.

            (d) Except as set forth in Schedule 3.21(d) of the Company Disclosure Statement, all of the Company's Pension Plans intended to qualify under Section 401 of the Code have been determined by the IRS to be so qualified, and no event has occurred and, to the Company's Knowledge, no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

            (e) To the Company's Knowledge, there are (i) no investigations pending by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension or Welfare Plan, against the assets of any of the trusts under any Pension or Welfare Plan or against any fiduciary of any Pension or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan. To the Company's Knowledge, there are no facts which would give rise to any liability under this Section 3.21(e).

            (f) None of the Company or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA).

            (g) Neither the Company nor any ERISA Affiliate maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

            (h) Neither the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

            (i) Neither the Company nor any ERISA Affiliate has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multi-employer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

            (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent or its counsel: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions, participation notices, summary descriptions, and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

            (k) None of the Welfare Plans maintained by the Company provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. The Company has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder and with any similar state laws that require continuation of group health plan coverage following termination of employment.

            (l) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation or a comparable proceeding.

            (m) Except as set forth in Schedule 3.21(m) of the Company Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company under any Employee Benefit Plan.

            (n) The Company has no Foreign Plans and has never had any Foreign Plan. For purposes hereof, the term "FOREIGN PLAN" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

            (o) To the Company's Knowledge, there are no claims, suits or facts concerning the operation or benefits of any Employee Benefit Plan other than a Pension or Welfare Plan.

            (p) Each of the Employee Benefit Plans can be terminated by the Company within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan.

      3.22. ENVIRONMENTAL MATTERS. Schedule 3.22 to the Company Disclosure Statement identifies all real property now or previously owned, leased or occupied by the Company (the "REAL PROPERTY"). The Company is in material compliance with and, within the period of all applicable statutes of limitation, has complied in all material respects with all applicable Environmental Laws (as defined below) and has not received notice of any liability under any Environmental Law.

            (a) To the Company's Knowledge, there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing hazardous materials located on any Real Property owned, leased or operated by the Company, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation.

            (b) For purposes of this Agreement, "ENVIRONMENTAL LAW" means any law or regulation, now in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor) into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 USC, 6901 et seq., the Hazardous Materials Transportation Act, 49 USC, 6901 et seq., the Clean Water Act 33 USC, 1251 et seq., the Toxic Substances Control Act, 15 USC, 2601 et seq., the Clean Air Act, 42 USC, 7401 et seq., the Safe Drinking Water Act, 42 USC, 300f et seq., the Atomic Energy Act, 42 USC, 2201 et seq., and the Federal Food Drug and Cosmetic Act, 21 USC, 301 et seq., and comparable state and local ordinances and statutes.

      3.23. CUSTOMERS. With respect to the customers of the Company, since the Balance Sheet Date, there has not been any substantial change in the nature of the business conducted or course of dealing between the Company and any of its customers, including without limitation the termination of the relationship, cancellation of any order, notice of breach of any contract, commitment or arrangement, or threat of same or of the institution of any litigation related to or arising out of any customer relationship.

      3.24. FINDERS OR BROKERS. The Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is or will be entitled to a fee or any commission upon consummation of the Merger.

      3.25. TITLE TO PROPERTY. Except as set forth in Schedule 3.25 of the Company Disclosure Statement, the Company has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Balance Sheet Date, except for those sold or otherwise disposed in the ordinary course of business since the Balance Sheet Date, and has valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair the Company's business operations involving such properties, or (iii) liens securing debt reflected on the Company Balance Sheet. The Company owns no real property.

      3.26. TRANSACTIONS WITH AFFILIATES. Except for (a) transactions relating to purchases of shares of Company Common Stock, (b) regular salary payments and fringe benefits under an individual's compensation package with the Company, and
(c) contracts or agreements contemplated herein, no officer, director, or spouse, parent, sibling or child of any such person, or any other employee has any agreement, understanding or proposed transaction related to indebtedness owed to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. No officer, director or spouse, parent, sibling or child of any such person has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company. Except as set forth in Schedule 3.26 of the Company Disclosure Statement, no spouse, parent, sibling or child of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

      3.27. BOOKS AND RECORDS. The minute books and other corporate records of the Company as made available to Parent contain a true and complete record in all material aspects of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the Company Board and committees thereof. The stock transfer ledgers and other similar records of the Company accurately reflect all issuances and record transfers in the capital stock of the Company.

      3.28. THIRD PARTY CONSENTS. Other than as set forth in Schedule 3.3 of the Company Disclosure Statement, no consent, approval or authorization of any third party on the part of the Company is required in connection with the consummation of the transactions contemplated hereunder.

      3.29. DISCLOSURE. No representation or warranty of the Company contained in this Agreement, nor any financial statement or certificate or schedule to this Agreement or exhibit to this Agreement, nor any other document, certificate or opinion delivered in connection with the transactions contemplated hereby, each delivered by the Company in accordance with this Agreement, including, without limitation, the Company Disclosure Statement, misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent makes to the Company the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement (the "PARENT DISCLOSURE STATEMENT"). The Parent Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Parent Disclosure Statement shall qualify only the corresponding Section of this Article IV.

      4.1. ORGANIZATION, ETC

            (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have a Parent Material Adverse Effect (as defined below). For the purposes of this Agreement, "PARENT MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Parent and any Parent Material Subsidiary (as defined below), taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a Parent Material Adverse Effect: any change which occurs as a result of the announcement of this Agreement or the pendency of the transactions contemplated hereby, including, without limitation, any reduction in the trading price of shares of Parent Common Stock on any publicly traded market.

            (b) Neither Parent nor Merger Sub is in violation of any provision of its Certificate of Incorporation, bylaws or other charter or governing documents.

      4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub or stockholders are necessary to authorize this Agreement and the other agreements contemplated hereby or to consummate the Merger and the other transactions contemplated hereby. This Agreement and the other agreements contemplated hereby have been duly and validly executed and delivered by Parent and Merger Sub and constitute, and each of the other documents, agreements or instruments to be delivered hereunder by Parent or Merger Sub when executed and delivered by Parent or Merger Sub will be duly and validly executed and delivered by Parent or Merger Sub, as the case may be, and will constitute, assuming due authorization, execution and delivery by the Company, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      4.3. NO VIOLATIONS, ETC. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby except for (i) the filing of the Certificate of Merger as required by the DGCL and (ii) compliance with the applicable requirements of the Securities Act, state securities or "Blue Sky" laws and state takeover laws. Neither the execution and delivery of this Agreement and the other agreements contemplated hereby nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, bylaws or other charter documents of Parent or any of Parent's Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent, or any of Parent's Subsidiaries or by which any of their properties or assets may be bound, or
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase by any other Person under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of Parent's Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. No consent, waiver, approval, notification or disclosure is required to be obtained or made in connection with the consummation of the transactions contemplated hereby under Parent's or

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

any of Parent's Subsidiaries notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would reasonably be expected to have a Parent Material Adverse Effect.

      4.4. CAPITALIZATION.

            (a) The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, of which 120,000 shares are designated Series A Junior Participating Preferred Stock. As of February 18, 2005, 38,568,377 shares of Parent Common Stock were issued and outstanding and no shares of Series A Junior Participating Preferred Stock were issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.0001 par value, all of which are issued and outstanding as of the date hereof and owned by Parent. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. At the Effective Time and when issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to Article II will be duly authorized, validly issued, fully paid and nonassessable and will be free and clear of all encumbrances and liens, except for any liens and encumbrances created by the holders of the Outstanding Company Shares, and are not subject to preemptive rights created by statute, the Certificate of Incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound.

            (b) Except as set forth on the SEC Documents (as defined in Section 4.5), there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Parent, or obligating Parent to grant, issue, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment, other than options to purchase Parent Common Stock granted in the ordinary course of Parent's business.

      4.5. SEC DOCUMENTS. Parent has filed in a timely manner all documents that it was required to file with the Securities and Exchange Commission (the "SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and all rules and regulations thereunder, since July 28, 2000, the date on which Parent became subject to such reporting requirements. As of their respective filing dates, all documents filed by Parent with the SEC (the "SEC DOCUMENTS") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the dates thereof and the results of operations and cash flows of Parent and its

Subsidiaries for the periods then ended in accordance with GAAP (subject, in the case of unaudited statements, to normal accruals and adjustments).

      4.6. DISCLOSURE. No representation or warranty of Parent or Merger Sub contained in this Agreement, nor any financial statement or certificate or schedule to this Agreement or exhibit to this Agreement, each delivered by Parent or Merger Sub in accordance with this Agreement, including, without limitation, the Parent Disclosure Statement, misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V.

                                    COVENANTS

      5.1. CONDUCT OF BUSINESS DURING INTERIM PERIOD. Except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with its suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action that would adversely affect the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise contemplated or required by this Agreement, prior to the earlier of the termination of this Agreement or the Effective Time the Company will not, directly or indirectly, do any of the following without the prior written consent of Parent:

            (a) enter into, violate, amend or otherwise modify or waive any of the terms of (i) any license or partnership, joint venture, or other agreement relating to the joint development or transfer of technology or Company IP Rights; or (ii) any other agreements, commitments or contracts (other than to effect the acceleration of the vesting schedules of the shares of Company Common Stock governed by the Stock Restriction Agreements, each dated December 15, 2003, between the Company and each of Alan Kersey, John Moon, James Sirkis, Gerald DePardo, Terrence Brennan and Martin Putnam, such acceleration to be effective upon the Closing);

            (b) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to: (i) any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities (whether by sale, lease, hypothecation or otherwise) outside the ordinary course of business; or
(ii) any material change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

            (c) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business consistent with past practice and following written notice to Parent;

            (d) maintain its books and records in a manner other than in the ordinary course of business consistent with GAAP and past practices;

            (e) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business consistent with past practice;

            (f) institute any change in its accounting methods, principles or practices other than as required by GAAP, or re-value any of its assets, including without limitation, writing-off notes or accounts receivables;

            (g) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

            (h) split, combine or reclassify any shares of its capital stock, other than as may be required under Section 6.2;

            (i) declare or pay any dividend or make any distribution to stockholders of the Company;

            (j) issue any capital stock or options, warrants or rights to purchase or acquire capital stock, or change the terms of any outstanding securities, other than upon the exercise of Company Options or outstanding warrants;

            (k) waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than for the routine collection of accounts receivable or for a breach of this Agreement;

            (l) make any loans (except for business travel advances in the ordinary course of business consistent with past practice) to any officer, director, consultant or employee, or to any related entity or Person;

            (m) enter into any new transaction with or create or assume any new obligation or liability to any Affiliate;

            (n) merge or consolidate with any Person, or acquire any material assets of any Person, or form or create any Subsidiary;

            (o) sell, transfer or license to any Person or otherwise extend, amend or modify any rights to the Company IP Rights;

            (p) in respect of any Taxes, make or change any material election changing any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

            (q) take or agree to take any of the actions described in this
Section 5.1, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing, or cause it not to perform, its covenants hereunder;

            (r) amend its Certificate of Incorporation (other than to effect the Recapitalization) or bylaws; or

            (s) hire any additional employees or materially modify any existing employee compensation arrangements.

      5.2. NO SOLICITATION.

            (a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "REPRESENTATIVES") retained by it to, directly or indirectly through another person, (i) solicit, engage in discussions or negotiate with any person (whether or not such discussions or negotiations are initiated by the Company), or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any significant portion of its capital stock or assets by any person other than Parent (an "ALTERNATE ACQUISITION"), (ii) provide information with respect to the Company to any Person relating to a possible Alternate Acquisition by any Person, (iii) enter into an agreement with any Person providing for a possible Alternate Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternate Acquisition by any Person. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company shall be a breach of this Section 5.2(a) by the Company. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person with respect to any Alternate Acquisition and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, but only until the Stockholder Approval has been obtained, the Company and any of the Company's Representatives may (y) participate in discussions or negotiations with, review information from, and, subject to compliance with
Section 5.2(c), furnish non-public information to any third party that has made an unsolicited proposal for an Alternate Acquisition (a "POTENTIAL ACQUIROR") or
(z) make or authorize any statement, recommendation or solicitation in support of an unsolicited Alternate Acquisition, in each case if the Company Board determines in good faith (I) that such Alternate Acquisition proposal is reasonably likely to lead to a transaction that is more favorable to the Company and its stockholders than the Merger (a "SUPERIOR PROPOSAL"), it being acknowledged and agreed that the Company Board intends to, and will, consult a financial advisor prior to making such a determination unless the Alternate Acquisition proposal is for all cash consideration to the Company's stockholders for a total value greater than the value of the Merger, and (II) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, to review such information or furnish such information regarding, an Alternate Acquisition would violate the Company Board's fiduciary duties under applicable law.

            (b) The Company Board shall unanimously recommend that the Company's stockholders approve and adopt this Agreement and shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, such unanimous recommendation. For purposes of this Agreement, said recommendation of the Company Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous (a "UNANIMITY CHANGE"); provided that, for all purposes of this Agreement, an action by the Company Board or any committee thereof shall be unanimous if each member of the Company Board or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability. Notwithstanding the foregoing, if the Company Board (or, in connection with a Unanimity Change, any member thereof) determines prior to Stockholder Approval being obtained, based on the advice of outside legal counsel, that withholding, amending or modifying such recommendation is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company Board (or, in connection with a Unanimity Change, any member thereof) may so withhold, amend or modify such recommendation solely to the extent necessary to comply with its (or his or her) fiduciary duties so long as the Company Board shall have provided Parent forty-eight (48) hours advance notice of the intention to do so; provided, however, that if, following consultation with outside legal counsel, the Company Board (or, in connection with a Unanimity Change, any member thereof) determines that complying with such forty-eight (48) hour advance notice requirement would result in a breach of the Company Board's fiduciary duties under applicable law, the Company Board may provide notice to Parent simultaneous with its first notification to the Company's stockholders of such withheld, amended or modified recommendation.

            (c) The Company shall immediately (but in any event within 24 hours) advise Parent in writing of any oral or written proposal for an Alternate Acquisition, or inquiry that could reasonably be expected to result in an Alternate Acquisition proposal, the material terms and conditions of any such Alternate Acquisition and the identity of the Person who presented the Alternate Acquisition or made the inquiry, as the case may be. The Company shall (i) keep Parent informed of the status and terms of any such inquiry and Alternate Acquisition proposal and (ii) provide to Parent as soon as practicable after receipt of delivery thereof copies of all correspondence and other written material sent or provided to the Company from any Person that describes any of the terms or conditions of a proposed Alternate Acquisition.

            (d) Because of the difficulty of measuring economic losses as a result of the breach of the covenants contained in this Section 5.2, and because of the immediate and irreparable damage that would be caused for which Parent would have no other adequate remedy, the Company agrees that the covenants contained in this Section 5.2 may be enforced against it by injunctions, restraining orders and other equitable actions. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      5.3. ACCESS TO INFORMATION.

            (a) From the date of this Agreement until the Effective Time or the termination of this Agreement, the Company will afford Parent and Parent's authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all books and records of the Company, and will permit Parent and its authorized representatives to review the Company Financial Statements and books and records and to conduct inspections as they may reasonably request. The Company will instruct its officers to furnish such Persons with such financial and operating data and other information with respect to its business, prospects and properties as such Persons may from time to time reasonably request.

            (b) From the date of this Agreement until the Effective Time or the termination of this Agreement, Parent will afford the Company and the Company's authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, executive personnel and operations.

      5.4. COMPANY RECAPITALIZATION. On or before the Closing, the Company shall effect a reverse stock split of the Company Common Stock in the ratio of one (1) share for each eight thousand eight hundred shares outstanding (the "RECAPITALIZATION").

      5.5. PREPARATION OF INFORMATION STATEMENT; STOCKHOLDER APPROVAL.

            (a) As soon as practicable after the date of this Agreement, the Company (with the cooperation of Parent) shall prepare a confidential written information statement (the "INFORMATION STATEMENT") for delivery to the holders of Outstanding Company Shares who have not executed and delivered to Parent irrevocable written consents approving and adopting this Agreement, the Merger and the other transactions contemplated herein, and shall use commercially reasonable efforts to cause the Information Statement to be delivered to such holders of Outstanding Company Shares as promptly as practicable following the date of this Agreement in accordance with Sections 228(e) and 262(d)(2) of the DGCL. Other than with respect to information specifically provided by Parent for inclusion in the Information Statement, which information Parent covenants shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements or facts contained therein not misleading, the Company covenants that the Information Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements or facts contained therein not misleading. In connection with the Information Statement, the Company Board shall recommend to the Company's stockholders that they execute and deliver to the Secretary of the Company the Waiver of Appraisal Rights and Stockholder Acknowledgment in the form attached hereto as Exhibit G (the "WAIVER"), thereby waiving any and all rights they may have to exercise dissenters' or appraisal rights with respect to the Merger. Notwithstanding the foregoing, if the Company Board determines, based on the advice of outside counsel, that withholding, amending or modifying such recommendation is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company Board may so withhold, amend or modify such recommendation solely to the extent necessary to comply with its fiduciary duties so long as the Company Board shall have provided Parent forty-eight (48) hours advance notice of its intention to do so; provided, however, that it, based on the advice of outside legal counsel, the Company Board determines that complying with such forty-eight (48) hour advance notice requirement would result in a breach of the Company Board's fiduciary duties under applicable law, the Company Board may provide notice to Parent simultaneous with its first notification to the Company's stockholders of such withheld, amended or modified recommendation.

            (b) The Company will use its best efforts to obtain a Waiver from each of the holders of Outstanding Company Shares solicited pursuant to Section 5.5(a), and will comply with all applicable laws, rules and regulation in connection with the solicitation of such Waivers.

      5.6. STOCKHOLDER ACKNOWLEDGMENTS AND AGREEMENTS. As soon as practicable after the date of this Agreement, the Company will use its commercially reasonable efforts to obtain from each holder of Outstanding Company Shares (to be outstanding as of the Effective Time) a completed and executed investor questionnaire in the form attached hereto as Exhibit F (the "QUESTIONNAIRE") and an executed Stockholder Acknowledgment and Consent in the form attached hereto as Exhibit D (the "ACKNOWLEDGMENT AND CONSENT") and a General Release in the form attached hereto as Exhibit J (the "RELEASE," and together with the Questionnaire and the Acknowledgment and Consent, the "STOCKHOLDER ACKNOWLEDGMENTS AND AGREEMENTS").

      5.7. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement and to the requirements of applicable law, Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all necessary governmental and private party consents, approvals or waivers. Parent shall cause Merger Sub to perform all of its obligations under this Agreement and shall not take any action that would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action that would cause Parent or Merger Sub to fail to perform their obligations hereunder.

      5.8. PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Merger Sub and the Company agree to consult with each other as to its form and substance, and agree not to issue any such press release, make such a general communication to employees (other than the Information Statement and discussions directly related thereto) or make any other public statement without first using reasonable efforts to mutually agree upon, or to obtain the other party's approval of (which shall not be unreasonably withheld or delayed), the content of such proposed release, general communication or other public statement; provided that either party may make such disclosures or statements as it reasonably believes may be required by applicable law or regulation or rule of any national securities exchange (including, for this purpose, The Nasdaq Stock Market, Inc.); and provided further, that the Company shall make no such press release or other public statement without the written consent of Parent.

      5.9. NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Parent shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of the Company and Parent shall also give prompt notice to the other of any communication, not solicited or requested by Company or Parent, from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

      5.10. CONFIDENTIALITY. Except for disclosures expressly permitted by the terms of the two Confidentiality Agreements, dated as of October 29, 2004, between Parent and the Company (as each may be amended from time to time, the "CONFIDENTIALITY AGREEMENTS"), each of Parent and the Company shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other representatives to hold, all information received from the other, directly or indirectly, in confidence in accordance with the Confidentiality Agreements.

      5.11. CERTAIN EMPLOYEE BENEFIT MATTERS. Concurrently with the execution and delivery of this Agreement, Parent shall extend offers of employment to each of the individuals listed on Schedule 5.11 hereto. The compensation provided to each such employee, and any other employees of the Company immediately prior to the Effective Time who continue as employees of Parent or any of its Subsidiaries following the Effective Time (collectively, the "CONTINUING COMPANY EMPLOYEES") shall be determined by Parent in its sole discretion, and all Continuing Company Employees shall be eligible to participate in Parent's employee welfare and benefit plans on the same terms as any other similarly situated Parent employee; provided, however, that the Continuing Company Employees shall be given credit for time in service of the Company for purposes of meeting any eligibility and vesting requirements and for purposes of determining contribution levels under such plans; and provided, further that Parent shall cause its medical, dental and prescription drug benefit plans to waive any waiting period and restrictions and limitations for pre-existing conditions and shall credit each such Continuing Employee and his or her dependents under Parent's benefit plans to the extent that such individuals have met deductibles, co-pays and out-of-pocket limits under the welfare benefit plans of the Company during the year in which said individuals become enrolled in Parent's plans. Notwithstanding anything to the contrary, it is acknowledged and agreed that all Continuing Company Employees will be eligible to participate in Parent's medical, dental and prescription drug benefit plans effective as of the first day of the month following the month in which the Effective Time occurs.

      5.12. FEES AND EXPENSES. Except as set forth in Section 2.2(d), Section 2.2(e) and Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

      5.13. EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. The Company shall terminate any Employee Benefit Plans that are governed by Section 401 of the Code immediately prior to the Effective Time upon the request of Parent. In the event that the distribution or rollover of assets from the trust of a Code Section 401 plan that is terminated will trigger liquidation, surrender or other fees that will be imposed on the terminated plan or any participant or beneficiary of such terminated plan, the Company shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such reasonable estimate in writing to Parent prior to the Effective Time. Any Employee Benefit Plan that is governed by Section 401(K) of the Code and relies on a standardized prototype document shall be amended prior to the Effective Time so as not to require all corporations that are members of the same controlled group of corporations as the employer sponsoring such plan to participate in such plan. The Company shall file any delinquent Form 5500s through the Department of Labor Delinquent Filer Voluntary Compliance Program prior to the Effective Time.

      5.14. NECESSARY CONSENTS. The Company will use its best efforts to obtain such consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement and to enable the Company to carry on its business after the Effective Time substantially as such business was conducted by it prior to the Effective Time.

      5.15. FINANCIAL STATEMENTS. Promptly following the execution of this Agreement, the Company shall engage (if not already engaged) an independent auditing firm of nationally recognized standing (the COMPANY AUDITOR") to conduct an audit of the Company's financial statements for the year ended December 31, 2004 (the "AUDIT"). Such audit shall be completed prior to Closing and the Company shall deliver such audited financial statements to Parent prior to Closing.

      Additionally, the Company shall supply to Parent, within fifteen (15) calendar days following the end of each calendar month, unaudited financial statements (balance sheet, income statements and cash flow statements) (the "INTERIM FINANCIAL STATEMENTS") for each monthly period beginning January 1, 2005.

      5.16. REPAYMENT OF INDEBTEDNESS. At the Closing, the Company shall cause all officers and directors of the Company to repay in full any and all obligations they owe to the Company.

      5.17. MANAGEMENT BONUS AND RECAPITALIZATION PAYMENTS, ETC. Parent will pay at Closing (i) all amounts due and owing pursuant to the Management Bonus Plan in the aggregate amount of no more than $1,050,000, and (ii) certain severance payments of no more than $220,000 in the aggregate that the Company is obligated to pay to its officers. In addition, within fourteen (14) days after the Closing, Parent will pay to the appropriate parties the amounts due and owing to the holders of fractional Company shares resulting from the Recapitalization.

      5.18. TAX STATUS OF MERGER. If at the Closing it is mutually determined by Parent and the Company that the Merger will not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, the Merger shall be restructured as a forward triangular merger that qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, unless Parent and the Company mutually agree otherwise. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

      5.19. TERMINATION OF AGREEMENTS. The Company shall terminate each of the agreements listed on Schedule 5.19 (the "TERMINATED AGREEMENTS") hereto under circumstances that result in no ongoing liability under any of such agreements on the part of the Company or Parent.

      5.20. ENVIRONMENTAL COMPLIANCE. Promptly following execution of this Agreement, the Company will diligently work to meet requirements governing its record keeping and certification of compliance with Environmental Laws, including those dealing with hazardous waste and discharges of waste water and storm water, and the Company will bear the associated costs. To the extent that failure to have met these record keeping and certification requirements results in a fine, penalty, or the imposition of other costs, such fine, penalty or cost (collectively, "ENVIRONMENTAL COSTS") shall be treated as Damages subject to the indemnification provisions of Article IX of this Agreement.

                                   ARTICLE VI.

                   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

      The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

      6.1. STOCKHOLDER APPROVAL. The Stockholder Approval shall have been obtained.

      6.2. STATUTE OR ACTION. No law shall have been enacted or promulgated, entered or enforced by any Government Entity, which remains in effect that prohibits the consummation of the Merger in accordance with the terms of this Agreement or otherwise makes it illegal, nor shall any Government Entity have instituted any Action that remains pending and that seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

                                  ARTICLE VII.

       CONDITIONS TO THE OBLIGATIONS OF PARENT, MERGER SUB AND THE COMPANY

      7.1. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company:

            (a) The representations and warranties of Parent and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, and (ii) to the extent such representations and warranties speak as of an earlier date.

            (b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

            (c) Parent and Merger Sub shall have furnished certificates of their President and Treasurer or Chief Financial Officer to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

            (d) Parent shall have executed and delivered the Escrow Agreement.

            (e) The Company shall have received an opinion of counsel to Parent substantially in form of Exhibit I hereto.

            (f) There shall not have occurred, since the date hereof, any change, event or effect that is materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations, or prospects of Parent.

      7.2. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

            (a) The representations and warranties of the Company contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement and
(ii) to the extent such representations and warranties speak as of an earlier date.

            (b) The Company shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (c) The Company shall have furnished certificates of its President and Treasurer or Chief Financial Officer to evidence compliance with the conditions set forth in Section 7.2(a) and (b) of this Agreement.

            (d) Parent and Merger Sub shall have received an opinion of Company Counsel substantially in the form of Exhibit C attached hereto, dated as of the Closing Date.

            (e) The consents, waivers, notifications, disclosures and approvals listed in Schedule 3.3 of the Company Disclosure Statement shall have been obtained or made.

            (f) The Stockholder Representative shall have executed and delivered the Escrow Agreement.

            (g) The Company shall have received and delivered to Parent fully executed copies of (x) Acknowledgment and Consents, Questionnaires, and Waivers representing (in each case) not less than 90% of the Outstanding Company Shares (as of the Effective Time), and (y) Releases representing not less than 75% of the Outstanding Company Shares (as of the Effective Time).

            (h) Each holder of Outstanding Company Shares who is entitled to receive ten percent (10%) or more of the shares of Parent Common Stock to be issued pursuant to Section 2.1 shall have executed a lock-up agreement in the form attached hereto as Exhibit E (the LOCK-UP AGREEMENT").

            (i) The Company shall not have been named as a party to any material Action before any Government Entity.

            (j) The Company shall have delivered to Parent a statement that the interest in the Company is not a United States real property interest as contemplated by Section 1.1445-2(c)(3) of the regulations promulgated under the Code.

            (k) No more than ten percent (10%) of the Outstanding Company Shares shall be Dissenting Shares.

            (l) The Company shall have effected the Recapitalization.

            (m) Each Continuing Company Employee designated by an asterisk on
Schedule 5.11 hereto shall have executed and delivered his or her employment offer letter with Parent or any of its Subsidiaries in the form provided to such Continuing Company Employee.

            (n) The Company shall have delivered to Parent the executed resignations of each of the Company's officers and directors from all positions and offices hold with the Company, effective as of the Effective Time.

            (o) The Company Auditor shall have completed the Audit and the Company shall have delivered the audited financial statements and the opinion of the Company Auditor to Parent; additionally, the Company shall have delivered to Parent all required Interim Financial Statements. The audited financial statements resulting from the Audit shall be substantially the same in all material respects as the Company Financial Statements, and the Interim Financial Statements shall reflect only operations in the normal course of the Company's business with no material adverse changes from the audited financial statements.

            (p) Each of the Terminated Agreements shall be terminated, effective as of the Closing, under terms reasonably acceptable to Parent.

            (q) The Company shall have executed a new lease agreement regarding its current office space covering a period of at least three (3) years from Closing, all material terms of such lease agreement shall be at least as favorable to the Company as those contained in the Company's current Sublease dated December 15, 2003, and all necessary consents and approvals for such lease agreement (including from the Master Landlord (as defined in the Sublease dated December 15, 2003)) shall have been obtained.

            (r) There shall not have occurred, since the date hereof, any change, event or effect that is materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations, or prospects of the Company.

                                 ARTICLE VIII.

                                   TERMINATION

      8.1. TERMINATION. Subject to the provisions of this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval:

            (a) by mutual written consent duly authorized by the boards of directors of Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated by April 30, 2005, which date may be extended by mutual consent of the parties hereto (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has proximately caused the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by either Parent or the Company if the average closing price per share of Parent Common Stock quoted on the Nasdaq for the ten (10) consecutive trading days preceding the Closing Date is less than seventy five percent (75%) of the average closing price per share of Parent Common Stock as quoted on the Nasdaq for the ten (10) consecutive trading days preceding the date of this Agreement;

            (d) by Parent if a Company Triggering Event (as defined in Section 8.1(f)) shall have occurred; or

            (e) by the Company, if there exists a breach or breaches of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) or (b) would not be satisfied; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the Company shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches by Parent.

            (f) For purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason fail to unanimously recommend to the stockholders of the Company that they vote in favor of this Agreement and the Merger; (ii) the Company Board or any committee thereof shall for any reason fail to unanimously recommend to the stockholders of the Company who have not voted for or executed a written consent approving and adopting this Agreement and the Merger and the other transactions contemplated hereby that they execute a Waiver; (iii) the condition set forth in Section 7.2(k) is not satisfied or the Stockholder Approval has not been obtained within one (1) hour following execution of this Agreement; (iv) any of the Company's representations or warranties is untrue as of the date of this Agreement; or (v) the Company shall have breached any covenant of the Company contained in this Agreement such that, in the case of clauses (iv) and (v) of this Section 8.1(f), any of the Closing conditions set forth in Article VI or Article VII would not be satisfied; provided, however, Parent shall not be permitted to terminate this

Agreement pursuant to Section 8.1(d) if Parent shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches by the Company.

      8.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) Sections 5.8 and 5.10, this Article VIII, and Article XI, each of which shall survive the termination of this Agreement and shall be enforceable by each party against the other party, and (ii) nothing herein shall relieve any party from liability for any intentional breach of this Agreement or fraud.

      8.3. TERMINATION FEES AND EXPENSES.

            (a) The Company shall promptly pay a break-up fee to Parent in the amount of $500,000 plus all of Parent's documented reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, Parent's due diligence examination of the Company and its business, assets and operations (collectively, the "TERMINATION FEE"), within two business days of written demand by Parent if:

                  (i) Parent terminates this Agreement pursuant to Section 8.1(d), other than for a Company Triggering Event set forth in Section 8.1(f)(iii); or

                  (ii) (A) Parent terminates this Agreement pursuant to Section 8.1(b), (B) the Company shall have received a proposal for an Alternate Acquisition, and such proposal shall not have been withdrawn prior to the Termination Date and (C) within twelve (12) months of such termination of this Agreement, the Company enters into or consummates a transaction involving an Alternate Acquisition with any third party other than Parent or any of its Affiliates.

            (b) In the event the Company terminates this Agreement pursuant to
Section 8.1(e), Parent will promptly (i.e., within two business days of written demand) pay to the Company all of the Company's documented reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

            (c) In the event Parent terminates this Agreement pursuant to
Section 8.1(d) because of a Company Triggering Event set forth in Section 8.1(f)(iii), the Company will promptly pay to Parent (i.e., within two business days of written demand) all of Parent's documented reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, Parent's due diligence examination of the Company and its business, assets and operations.

            (d) In the event the Company pays to Parent the Termination Fee pursuant to this Section 8.3, such payment shall constitute Parent's sole and exclusive remedy unless the payment of the Termination Fee was occasioned by Parent's termination of this Agreement because of a Company Triggering Event defined in Section 8.1(f)(iv) or Section 8.1(f)(v) under circumstances where such termination right of Parent was occasioned by an intentional act or omission by the Company (in which case Parent shall also be entitled to any and all remedies available at law or in equity, and the same shall be cumulative).

      8.4. COMPANY ACKNOWLEDGMENT. The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to such section, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in such section, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in such subsection at the applicable prime rate in effect on the date such payment was required to be made. Payment of the fees and expenses described in Section 8.3 shall be credited toward any damages incurred by Parent or Merger Sub in the event of the breach of this Agreement by the Company.

                                  ARTICLE IX.

                                 INDEMNIFICATION

      9.1. INDEMNIFICATION. Subject to the limitations set forth in this Article IX, the holders of the Outstanding Company Shares, severally, but not jointly, solely to the extent of their ownership percentage of voting stock of the Company, shall from and after the Effective Time indemnify, defend, and hold harmless each of Parent and, effective at and after the Effective Time, the Surviving Corporation, and their respective directors, officers, agents, attorneys and affiliates and successors and permitted assigns (each an "INDEMNITEE" and, collectively, the "INDEMNITEES") from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, Excessive Appraisal Costs, Environmental Costs, fines, costs and expenses (including without limitation the amount of any compromise or settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto, but net of insurance proceeds paid to the party incurring such loss) (collectively, "DAMAGES") that any Indemnitee may sustain, suffer or incur and which result from, arise out of, or are caused by breach of any representation, warranty, covenant, agreement or certificate made or delivered by or to be performed by the Company in this Agreement.

      9.2. CLAIMS.

            (a) Any claim under Section 9.1 shall be made by written notice from the Indemnitee to the Stockholder Representative specifying in reasonable detail the amount and basis of the claim. When an Indemnitee seeking indemnification under Section 9.1 receives notice of any claim by a third party ("THIRD PARTY CLAIM"), including without limitation any Government Entity, which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice to the Escrow Agent reasonably indicating (to the extent known) the nature of such claims and the basis thereof and shall include with such notice the claim and any and all documentation provided by the claimant, and the Escrow Agent will promptly notify the Stockholder Representative of such Third Party Claim. The notice shall be given as soon as practicable, but in the event of a complaint filed with any Government Entity, not later than ten days after the Indemnitee has received written notice of the Third Party Claim. Any failure by an Indemnitee to provide such notice shall not affect the obligations of the holders of Outstanding Company Shares hereunder, except to the extent of any Damages caused by such delay.

            (b) Upon notice from the Indemnitee, the holders of the Outstanding Company Shares may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, by counsel of their own choosing reasonably acceptable to the Indemnitee, and the holders of the Outstanding Company Shares, if it is a claim for which indemnification is agreed or determined to be applicable and such holders assume the defense, shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the Stockholder Representative shall consult regularly with the Indemnitee regarding the defense of such Third Party Claim and may not settle or compromise any Third Party Claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim at its own expense. The Stockholder Representative shall give written notice to the Indemnitee of the intention of the holders of the Outstanding Company Shares to assume the defense of any such Third Party Claim within ten days after receipt of the Indemnitee's written notice with respect to such Third Party Claim and shall acknowledge in writing whether it accepts liability to the Indemnitee for any Damages of the Indemnitee as a result of such Third Party Claim; provided, that the Stockholder Representative shall have the right to dispute any Third Party Claim. If the Stockholder Representative does not, within ten days after receipt of the Indemnitee's written notice, give written notice to the Indemnitee of the assumption by the holders of the Outstanding Company Shares of the defense of the Third Party Claim, the holders of the Outstanding Company Shares shall be deemed to have waived their rights to defend the Third Party Claim.

            (c) The holders of the Outstanding Company Shares shall have no liability with respect to any compromise or settlement of a Third Party Claim effected without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the party that has made or filed the Third Party Claim seeks remedies other than monetary damages that could materially adversely affect the business or results of operations of Parent or the Surviving Corporation, then the Indemnitee, Parent and/or the Surviving Corporation shall assume the defense of any such Third Party Claim, including its compromise or settlement, by counsel of its own choosing reasonably acceptable to the Stockholder Representative; in which event, if such Damages are determined to exist, the holders of the Outstanding Company Shares shall pay all reasonable costs and expenses of such defense and investigation and the holders of the Outstanding Company Shares shall be responsible for all other Damages related to the outcome thereof (which costs, expenses and other Damages may be payable to the Company and other Indemnities from the Escrow Fund); provided, however, that the Indemnitee shall consult regularly with the Stockholder Representative regarding the defense of such Third Party Claim and may not settle or compromise any such Third Party Claim without the Stockholder Representative's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the holders of the Outstanding Company Shares shall be entitled to participate in the defense of any such Third Party Claim at their own expense.

      9.3. LIMITATIONS ON INDEMNIFICATION.

            (a) The holders of Outstanding Company Shares shall have no liability for amounts payable pursuant to their indemnification obligations in
Section 9.1 until the total of all such Damages incurred by the Indemnitees, individually or in the aggregate, exceeds Seventy-Five Thousand Dollars ($75,000), and then indemnification by the holders of Outstanding Company Shares shall apply to all Damages including such Seventy-Five Thousand Dollars ($75,000).

            (b) The Escrow Fund shall be the sole source of recovery for Damages pursuant to Section 9.1, except for fraud or other violations of law. There shall be no limit on the amount of recovery for Damages arising from fraud or other violations of law, other than such limits as may be imposed by applicable law and by Section 9.3(c).

            (c) The maximum aggregate amount of indemnification for Damages for which a particular holder of Outstanding Company Shares may be responsible to Parent hereunder shall be equal to the aggregate value of all Merger Consideration received by such holder, plus all reasonable out-of pocket expenses (including attorneys' fees) incurred by Parent in connection with the collection of such amounts from such holder; provided, however, that Parent shall not be entitled to recover duplicative costs in satisfaction of its out-of-pocket expenses.

            (d) The representations and warranties set forth in Article III and related indemnification rights shall survive the Closing for one (1) year; provided, however, that any such expiration of time shall not affect a bona fide claim for indemnification timely made prior to such expiration. There shall be no time limit on claims for Damages arising from fraud or other violations or law unless the time for filing any such claim has expired according to applicable law.

      9.4. ESCROW SET-OFF. Subject to the limitations set forth in Section 9.3, Parent shall first set-off the amount of any claim for indemnity under Sections
9.1 and 9.2 against the Escrow Fund subject to the Escrow Agreement in accordance with the terms and conditions contained therein and herein. To the extent that any claim for indemnification hereunder is covered by insurance held by the Indemnitee, such Indemnitee shall be entitled to indemnification only with respect to the amount of Damages that are in excess of the cash proceeds received by such Indemnitee pursuant to such insurance. If such Indemnitee receives insurance proceeds prior to the time such claim is paid, then the amount payable pursuant to such claim shall be reduced by the amount of the insurance proceeds. If such Indemnitee receives insurance proceeds after such claim is paid, then upon receipt by the Indemnitee of any insurance proceeds pursuant with respect to such claim, such Indemnitee shall repay any portion of such amount which was previously paid to the Indemnitee from the Escrow Fund in satisfaction of such claim.

      9.5. RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. The right to indemnification based on a party's representations, warranties, covenants or agreements set forth in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement by the other party; provided, however, that this provision shall not modify the exceptions to the Company's representations and warranties set forth in the Company Disclosure Statement.

      9.6. APPOINTMENT OF STOCKHOLDER REPRESENTATIVE. The approval and adoption of this Agreement by the Company's stockholders shall constitute the following actions binding upon each of the Company's stockholders:

            (a) the irrevocable authorization, direction and appointment of Kevin Didden and any successor designated pursuant to this Section 9.6 (the "STOCKHOLDER REPRESENTATIVE") as sole and exclusive agent, attorney-in-fact and representative of each holder of Outstanding Company Shares and such Person's heirs, representatives and successors;

            (b) the approval and authorization for all of the arrangements relating thereto, including: (i) the execution, delivery and performance of the Escrow Agreement by the Stockholder Representative; (ii) the receipt and distribution of the Escrow Fund to the holders of the Outstanding Company Shares pursuant to the terms of the Escrow Agreement; (iii) the Stockholder Representative's performance of his obligations under this Agreement and the Escrow Agreement, including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the holders of the Outstanding Company Shares and making any and all determinations which may be required or permitted to be taken by the Stockholder Representative or the holders of the Outstanding Company Shares, including in connection with Article IX; and (iv) the exercise of such rights, power and authority as are incidental to the foregoing; and

            (c) the irrevocable relinquishment of the right of each holder of the Outstanding Company Shares to act independently and other than through the Stockholder Representative with respect to the foregoing, any such rights being irrevocably and exclusively delegated to the Stockholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to an Indemnitee by a holder of the Outstanding Company Shares other than through the Stockholder Representative shall be of no effect, and each notice delivered by an Indemnitee to the Stockholder Representative shall be effective as against each holder of the Outstanding Company Shares.

            (d) The original Stockholder Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement as they relate to the Stockholder Representative and the duties and responsibilities thereof by executing this Agreement for such limited purpose in the space provided on the signature pages hereof.

            (e) Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholder Representative shall be absolutely and irrevocably binding on each holder of the Outstanding Company Shares as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity.

      9.7. LIABILITY AND AUTHORITY OF STOCKHOLDER REPRESENTATIVE; SUCCESSORS AND ASSIGNS.

            (a) The Stockholder Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for other action or inaction as the Stockholder Representative, excepting only his own willful misconduct or gross negligence. The Stockholder Representative may, in all questions arising hereunder, or under the Escrow Agreement, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to anyone.

            (b) The Stockholder Representative shall have full power and authority to represent the stockholders of the Company, and their successors and assigns, within the scope of his appointment pursuant to Section 9.6, and all action taken by the Stockholder Representative hereunder shall be binding upon the holders of the Outstanding Company Shares, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them. The appointment of the Stockholder Representative under this Agreement shall survive the death, incapacity or any assignment of rights or assets of any such holder. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority on behalf of the holders of Outstanding Company Shares to: (i) interpret all of the terms and provisions of this Agreement and the Escrow Agreement; (ii) to the extent of the Escrow Fund, compromise or settle any claims asserted under this Agreement, the Escrow Agreement or otherwise in connection with the transactions contemplated by this Agreement; and (iii) authorize payments, delivery or issuance with respect thereto out of the Escrow Fund, on behalf of the holders of Outstanding Company Shares.

            (c) Each holder of Outstanding Company Shares shall be liable to the extent of his, her or its Proportionate Percentage of any expenses (including reasonable attorneys' fees) paid or incurred by the Stockholder Representative in connection with the performance of his obligations as Stockholder Representative. For purposes of this Agreement, the term "PROPORTIONATE PERCENTAGE" shall mean, with respect to each such holder, a fraction (expressed as a percentage) the numerator of which is the number of the Outstanding Company Shares owned by such holder immediately prior to the Effective Time and the denominator of which is the total number of Outstanding Company Shares immediately prior to the Effective Time. For purposes of clarity, each holder of Outstanding Company Shares shall make payments required by this Section 9.7 out of his/her/its personal funds and not from the Escrow Fund.

            (d) The Stockholder Representative may resign at any time by submitting a written resignation to Parent. In the event of the death, physical or mental incapacity or resignation of the Stockholder Representative, a successor Stockholder Representative shall be elected by a majority in voting power of the holders of the Outstanding Company Shares (immediately prior to the Effective Time), pursuant to a procedure to be mutually agreed upon among such holders. Such holders shall cause to be delivered to Parent prompt written notice of such election of a successor Stockholder Representative. Pending the election of a successor Stockholder Representative, such holder holding the largest number of votes of the Outstanding Company Shares (excluding the former Stockholder Representative) as of immediately prior to the Effective Time shall act as the interim Stockholder Representative. Each interim and successor Stockholder Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include any interim or successor Stockholder Representative. Any successor Stockholder Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement and the Escrow Agreement applicable to the Stockholder Representative.

                                   ARTICLE X.

                               REGISTRATION RIGHTS

      10.1. REGISTRATION OF SHARES. Parent shall, as soon as practicable, but in no event later than forty-five (45) days following the Effective Time, prepare and file with the SEC a registration statement on Form S-3 (or other appropriate form) (the "REGISTRATION STATEMENT") for the resale of all shares of Parent Common Stock issued as Merger Consideration.

      10.2. OBLIGATIONS OF PARENT. With respect to the Registration Statement pursuant to this Article X, Parent shall:

      (a) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Parent Common Stock covered by the Registration Statement for a period equal to the later of (i) one (1) year or (ii) ninety (90) days following the date no holder of Outstanding Company Shares is restricted from selling its shares of Parent Common Stock pursuant to a Lock-Up Agreement;

      (b) use all reasonable efforts to register or qualify the Parent Common Stock covered by the Registration Statement under the securities or blue sky laws of such jurisdiction within the United States as shall be reasonably requested by the Stockholder Representative for the distribution of the Parent Common Stock covered by the Registration Statement and do any and all other acts or things that may be necessary or advisable to enable each holder of the Parent Common Stock covered by the Registration Statement to consummate the public sale or other disposition of stock in such jurisdictions (provided that nothing contained in this provision shall require Parent to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 10.2(b), (ii) subject itself to taxation in any jurisdiction, or (iii) take any action that would subject it to general service of process in any such jurisdiction);

      (c) promptly notify the Stockholder Representative at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of the Stockholder Representative promptly prepare and furnish to any holder a reasonable number of copies of the prospectus (including a preliminary prospectus or a supplement to or an amendment of such prospectus, or a revised prospectus, as may be necessary) so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, that Parent shall notify the Stockholder Representative, promptly after it shall receive notice thereof, of the date and time the Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed; provided, however, that Parent reserves the right (without penalty) to suspend the effectiveness of the Registration Statement, in each instance for up to sixty (60) consecutive days, as is necessary or appropriate to make sure the Registration Statement or prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

      (d) advise the Stockholder Representative promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

      (e) use reasonably commercial efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable following filing thereof.

      10.3. EXPENSES. All expenses incurred in connection with the registration pursuant to this Agreement, excluding underwriters' or brokers' discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for Parent shall be paid by Parent. Each holder shall bear and pay the fees and disbursements of legal counsel engaged by such holder and underwriting commissions and discounts and brokerage fees applicable to securities offered for such holder's account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

      10.4. INDEMNIFICATION. In the event any Parent Common Stock is included in a Registration Statement under this Agreement:

            (a) Parent shall indemnify and hold harmless each holder and each person, if any, who controls such holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arise out of or are based on any untrue or alleged untrue statement of any material fact contained in the Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act, or state securities laws, or common law, applicable to Parent in connection with any such registration, qualification or compliance, and shall reimburse each such holder or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that the indemnity agreement contained in this Section 10.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of Parent (which shall not be unreasonably withheld); provided, further, that Parent shall not be liable to any holder or controlling person in any such case for any such loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with the Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with information furnished expressly for use in connection with such registration by any such holder or controlling person or any violation by such holder or controlling person of any rule or regulation promulgated under the Securities Act, or state securities laws, or common law, applicable to such holder or controlling person in connection with any such registration, qualification or compliance. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such holder or controlling person, and shall survive the transfer of such securities by such holder, and any termination of this Agreement.

            (b) Each holder participating in such Registration, severally, and not jointly, shall indemnify and hold harmless Parent, each of Parent's directors and officers, each person, if any, who controls Parent within the meaning of the Securities Act, and each agent and any underwriter for Parent (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which Parent or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise solely out of or are based solely upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished by or on behalf of such holder expressly for use in connection with such Registration; or any violation by such holder or his controlling persons, if any, of any rule or regulation promulgated under the Securities Act, or state securities laws, or common law, applicable to such holder or controlling persons in connection with any such registration, qualification or compliance, and each such holder shall reimburse any legal or other expenses reasonably incurred by Parent or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that the indemnity agreement contained in this Section 10.4(b) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of such holder; and provided, further, that the liability of each holder hereunder shall be limited to the gross proceeds received by such holder from the sale of

Parent Common Stock covered by such Registration Statement, except in the case of gross negligence or fraud.

            (c) Promptly after receipt by an indemnified party under this section of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10.4, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.4.

            (d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of each holder hereunder shall be limited to the gross proceeds received by such holder from the sale of Parent Common Stock covered by such Registration Statement, except in the case of gross negligence or fraud. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.4(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                  ARTICLE XI.

                                  MISCELLANEOUS

      11.1. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires the further approval of such stockholders without such further approval; provided, further, that no amendment of Section 9.6 or Section 9.7 shall be made without the consent of the Stockholder Representative.

      11.2. WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent or Merger Sub, respectively, only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 11.2.

      11.3. SURVIVAL. Except as set forth in Article IX, no representations or warranties contained herein or in any certificates or other documents delivered prior to Closing shall be deemed to survive Closing. This Section 11.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      11.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or similar means or sent by facsimile with written or electronic confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice shall be effective upon receipt, if delivered personally or by overnight courier or on the next business day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:

If to the Company (before the
Closing), to:                              CyVera Corporation
                                           50 Barnes Park North
                                           Wallingford, CT 06492
                                           Telephone: (203) 269-8700
                                           Facsimile: (203) 265-9109
                                           Attention: President
with a copy (which shall not constitute
notice) to:                                Wiggin & Dana LLP
                                           One Century Tower
                                           P.O. Box 1832
                                           265 Church Street
                                           New Haven, CT 06508-1832
                                           Telephone: 203-498-4400
                                           Facsimile: 203-782-2889
                                           Attention: Frank Marco, Esq.

if to Parent, or Merger Sub, to:           Illumina, Inc.
                                           9885 Towne Centre Drive
                                           San Diego, CA 92121
                                           Telephone: (858) 202-4500
                                           Facsimile: (858) 202-4545
                                           Attention: President

with a copy (which shall not constitute
notice) to:                                Heller Ehrman White & McAuliffe LLP
                                           2775 Sand Hill Road
                                           Menlo Park, CA 94025
                                           Telephone: (650) 854-4488
                                           Facsimile: (650) 324-0638
                                           Attention: Mark Weeks, Esq.

If to the Stockholder Representative
(on or after the Closing) to:              Kevin Didden
                                           50 Barnes Park North
                                           Wallingford, CT 06492
                                           Telephone: (203) 269-8700
                                           Facsimile: (203) 265-9109
with a copy (which shall not constitute
notice) to:                                Wiggin & Dana LLP
                                           One Century Tower
                                           P.O. Box 1832
                                           265 Church Street
                                           New Haven, CT 06508-1832
                                           Telephone: 203-498-4400
                                           Facsimile: 203-782-2889
                                           Attention: Frank Marco, Esq.

      11.5. ASSIGNMENT; SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may (i) assign any and all of their rights and interests hereunder to an acquiror of Parent or Parent's businesses or assets or to one or more of their Affiliates and (ii) designate one or more Affiliates to perform their obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in
Article IX with respect to Indemnitees, the Stockholder Representative and the Escrow Agent, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

      11.6. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws principles or rules.

      11.7. CONSENT TO JURISDICTION; VENUE. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the county of New Castle, State of Delaware. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 11.7. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of New Castle, State of Delaware shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 11.7 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 11.4 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

      Stockholder Representative hereby irrevocably designates Corporation Service Company (in such capacity, the "Process Agent"), with an office located at 2711 Centerville Road, Ste.

400, Wilmington, DE 19808, County of New Castle, Delaware, its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to the Stockholder Representative in the manner provided in Section 11.4 of this Agreement.

      11.8. ATTORNEYS' FEES. Except as otherwise set forth in this Agreement, in the event of any dispute between the parties hereto arising out of or relating to this Agreement or the interpretation, performance, or breach thereof, the prevailing party shall be entitled to recover from the other party its reasonable expenses, including outside attorneys' fees, incurred therein or in the enforcement or collection of any judgment or award rendered therein.

      11.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

      11.10. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

      11.11. INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

      11.12. ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, and the Confidentiality Agreements embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous agreements or understandings between the parties on the subject matters contained herein, including that certain letter dated December 23, 2004. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

      11.13. DEFINITION OF "LAW". When used in this Agreement, "LAW" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, writ, injunction (preliminary or permanent), temporary restraining order, resolution or judgment of any Government Entity.

      11.14. RULES OF CONSTRUCTION.

            (a) Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting this Agreement.

            (b) Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter.

            (c) All accounting terms not otherwise defined in this Agreement have the meanings ascribed to them in accordance with GAAP.

            (d) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision.

                                      * * *

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have executed this Agreement as of the date first above written.

                                  PARENT:

                                  ILLUMINA, INC

                                  By: /s/ Jay T. Flatley
                                      ------------------------------------------
                                  Name: Jay T. Flatley
                                  Title: President and Chief Executive Officer

                                  MERGER SUB:

                                  SEMAPHORE ACQUISITION SUB, INC.

                                  By: /s/Jay T. Flatley
                                      ------------------------------------------
                                  Name: Jay T. Flatley
                                  Title: President

                                  COMPANY:

                                  CYVERA CORPORATION

                                  By: /s/ Alan Kersey
                                      ------------------------------------------
                                  Name: Alan Kersey
                                  Title: President and Chief Executive Officer

                                  STOCKHOLDER REPRESENTATIVE:

                                  /s/ Kevin Didden
                                  ----------------------------------------------
                                  Kevin Didden

                [Signature Page to Agreement and Plan of Merger]

LIST OF ATTACHMENTS*

      GLOSSARY OF TERMS

      SCHEDULE 5.11   -    Continuing Company Employees

      SCHEDULE 5.19   -    Terminated Agreements

      EXHIBIT A       -    Certificate of Merger

      EXHIBIT B       -    Escrow Agreement

      EXHIBIT C       -    Form of Opinion of Company Counsel

      EXHIBIT D       -    Form of Stockholder Acknowledgment and Consent

      EXHIBIT E       -    Form of Lock-Up Agreement

      EXHIBIT F       -    Form of Investor Questionnaire

      EXHIBIT G       -    Form of Waiver of Appraisal Rights and Stockholder
                            Acknowledgment

      EXHIBIT H       -    Certificate of Incorporation of Surviving Corporation

      EXHIBIT I       -    Form of Opinion of Counsel to Parent

      EXHIBIT J       -    Form of General Release

      *NOTE: Illumina will furnish supplementally a copy of any schedule or exhibit to this Agreement to the Securities and Exchange Commission upon request.

                                GLOSSARY OF TERMS

Accounts Receivable................................................................           3.17(a)
Acknowledgment and Consent.........................................................               5.6
Action.............................................................................              3.10
Adjusted Option....................................................................            2.6(a)
Affiliate; Affiliated..............................................................           2.11(a)
Aggregate Merger Consideration Value...............................................               2.2
Agreement..........................................................................          Preamble
Alternate Acquisition..............................................................            5.2(a)
Audit..............................................................................              5.15
Balance Sheet Date.................................................................               3.7
CERCLA.............................................................................           3.22(b)
Certificate of Merger..............................................................               1.2
Closing............................................................................               1.2
Closing Date.......................................................................               1.2
COBRA..............................................................................           3.13(b)
Code...............................................................................          Recitals
Common Stock Merger Consideration..................................................            2.1(b)
Common Stock Escrow Merger Consideration...........................................            2.1(b)
Common Stock Exchange Ratio........................................................            2.1(b)
Company............................................................................          Preamble
Company Auditor....................................................................              5.15
Company Balance Sheet..............................................................               3.6
Company Board......................................................................               3.2
Company Certificate................................................................            2.1(c)
Company Common Stock...............................................................            3.5(a)
Company Contract...................................................................           3.12(b)
Company Disclosure Statement.......................................................       ARTICLE III
Company Financial Statements.......................................................               3.6
Company IP Rights..................................................................           3.16(a)
Company Options....................................................................            3.5(b)
Company Preferred Stock............................................................            3.5(a)
Company Stock Plan.................................................................            2.6(a)
Company Triggering Event...........................................................            8.1(f)
Company's Knowledge................................................................       ARTICLE III
Confidentiality Agreements.........................................................              5.10
Continuing Company Employees.......................................................              5.11
Damages............................................................................               9.1
DGCL...............................................................................               1.1
Dissenting Shares..................................................................            2.9(a)
Effective Time.....................................................................               1.2
Employee Benefit Plans.............................................................             21(a)
Environmental Costs................................................................              5.20
Environmental Law..................................................................           3.22(b)

                               GLOSSARY OF TERMS
                                   (CONTINUED)

ERISA..............................................................................           3.21(a)
ERISA Affiliate....................................................................           3.21(a)
Escrow Adjustment..................................................................               2.3
Escrow Agent.......................................................................               2.3
Escrow Agreement...................................................................               2.3
Escrow Fund........................................................................               2.3
Exchange Act.......................................................................               4.5
Excessive Appraisal Costs..........................................................           2.11(b)
Foreign Plan.......................................................................           3.21(n)
GAAP...............................................................................               3.6
Government Contract................................................................              3.15
Government Entity..................................................................               3.3
HSR Act............................................................................               3.3
Indemnitee; Indemnitees............................................................               9.1
Information Statement..............................................................            5.5(a)
Intellectual Property..............................................................              3.16
Interim Financial Statements.......................................................              5.15
IRS................................................................................           3.20(d)
Law................................................................................             11.13
Liquidation Preference.............................................................            2.1(a)
Loan Agreement.....................................................................            2.2(b)
Lock-Up Agreement..................................................................            7.2(h)
Management Bonus Plan..............................................................            2.2(a)
Merger.............................................................................          Recitals
Merger Consideration...............................................................            2.1(b)
Merger Sub.........................................................................          Preamble
Nasdaq.............................................................................            2.1(e)
Option Adjustment Amount...........................................................            2.2(g)
Option Exchange Ratio..............................................................            2.6(a)
Option Shares......................................................................            2.6(a)
Optionees..........................................................................            2.6(c)
Outstanding Company Shares.........................................................            2.1(c)
Parent.............................................................................          Preamble
Parent Closing Price...............................................................            2.1(e)
Parent Common Stock................................................................            2.1(a)
Parent Disclosure Statement........................................................        ARTICLE IV
Parent Financial Statements........................................................               4.5
Parent Material Adverse Effect.....................................................            4.1(a)
Pension Plans......................................................................           3.21(a)
Person.............................................................................           2.11(c)
Potential Acquiror.................................................................            5.2(a)
Preferred Stock Merger Consideration...............................................            2.1(a)
Proportionate Percentage...........................................................            9.7(c)
Questionnaire......................................................................               5.6
Real Property......................................................................              3.22
Recapitalization...................................................................               5.4

                                       ii

                               GLOSSARY OF TERMS
                                   (CONTINUED)

Registration Statement.............................................................              10.1
Release............................................................................               5.6
Representatives....................................................................            5.2(a)
Returns............................................................................           3.20(b)
SEC................................................................................               4.5
SEC Documents......................................................................               4.5
Securities Act.....................................................................              2.10
Stockholder Acknowledgments and Agreements.........................................               5.6
Stockholder Approval...............................................................               3.2
Stockholder Representative.........................................................            9.6(a)
Subsidiary.........................................................................           2.11(d)
Superior Proposal..................................................................            5.2(a)
Surviving Corporation..............................................................               1.1
Tax; Taxes.........................................................................           3.20(a)
Terminated Agreements..............................................................              5.19
Termination Date...................................................................            8.1(b)
Termination Fee....................................................................            8.3(a)
Third Party Claim..................................................................            9.2(a)
Unanimity Change...................................................................            5.2(b)
Waiver.............................................................................            5.5(a)
Welfare Plans......................................................................           3.21(a)

                                      iii